                                                                     EXHIBIT 2.1


                                                                         ANNEX A
                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                         ANADARKO PETROLEUM CORPORATION
                                  ("ANADARKO")

                              BELAIR MERGER CORP.
                  a wholly owned direct subsidiary of Anadarko
                                  ("SUBCORP")

                                      AND

                               HOWELL CORPORATION
                                   ("HOWELL")

                               SEPTEMBER 29, 2002

                               TABLE OF CONTENTS

                                                                      PAGE
                                                                      ----
PRELIMINARY STATEMENTS..............................................   A-1
ARTICLE I.  THE MERGER..............................................   A-1
  1.1   The Merger..................................................   A-1
  1.2   Effective Time..............................................   A-1
  1.3   Effects of the Merger.......................................   A-2
  1.4   Certificate of Incorporation and By-laws....................   A-2
  1.5   Directors and Officers of the Surviving Corporation.........   A-2
  1.6   Additional Actions..........................................   A-2
ARTICLE II.  CONVERSION OF SECURITIES...............................   A-2
  2.1   Effect on Capital Stock.....................................   A-2
  2.2   Surrender and Payment.......................................   A-3
        (a)  Paying Agent...........................................   A-3
        (b)  Exchange Procedure.....................................   A-4
        (c)  Stock Transfer Books...................................   A-4
        (d)  No Liability...........................................   A-4
        (e)  Lost Certificates......................................   A-5
        (f)  No Further Ownership Rights in Howell Common Stock.....   A-5
        (g)  Withholding Rights.....................................   A-5
  2.3   Treatment of Stock Options; Restricted Stock................   A-5
ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF ANADARKO AND
  SUBCORP...........................................................   A-6
  3.1   Organization and Standing...................................   A-6
  3.2   Corporate Power and Authority...............................   A-6
  3.3   Conflicts; Consents and Approvals...........................   A-6
  3.4   Brokerage and Finders' Fees.................................   A-6
  3.5   Proxy Statement.............................................   A-7
  3.6   Funds.......................................................   A-7
ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF HOWELL...............   A-7
  4.1   Organization and Standing...................................   A-7
  4.2   Subsidiaries................................................   A-7
  4.3   Corporate Power and Authority...............................   A-8
  4.4   Capitalization of Howell....................................   A-8
  4.5   Conflicts; Consents and Approvals...........................   A-9
  4.6   Brokerage and Finders' Fees; Expenses.......................  A-10
  4.7   Howell SEC Documents........................................  A-10
  4.8.  Proxy Statement.............................................  A-10
  4.9   Compliance with Law.........................................  A-10
  4.10  Litigation..................................................  A-11
  4.11  No Material Adverse Change..................................  A-11
  4.12  Taxes.......................................................  A-11
  4.13  Intellectual Property.......................................  A-12
  4.14  Title to and Condition of Properties........................  A-12
  4.15  Employee Benefit Plans......................................  A-13

                                                                      PAGE
                                                                      ----
  4.16  Contracts...................................................  A-15
  4.17  Labor Matters...............................................  A-17
  4.18  Undisclosed Liabilities.....................................  A-17
  4.19  Operation of Howell's Business; Relationships...............  A-17
  4.20  Permits; Compliance.........................................  A-17
  4.21  Environmental Matters.......................................  A-17
  4.22  Accounts Receivable.........................................  A-18
  4.23  Insurance...................................................  A-18
  4.24  Opinion of Financial Advisor................................  A-18
  4.25  Board Recommendation; Required Vote.........................  A-18
  4.26  Section 203 of the DGCL.....................................  A-19
ARTICLE V.  COVENANTS OF THE PARTIES................................  A-19
  5.1   Mutual Covenants............................................  A-19
        (a)  HSR Act Filings; Reasonable Efforts; Notification......  A-19
        (b)  Public Announcements...................................  A-20
        (c)  Obligations of Anadarko and Howell.....................  A-21
        (d)  Conveyance Taxes.......................................  A-21
  5.2   Covenants of Anadarko.......................................  A-21
        (a)  Information for the Preparation of the Proxy             A-21
        Statement...................................................
        (b)  Indemnification; Directors' and Officers' Insurance....  A-21
        (c)  Employee Benefit Matters...............................  A-21
  5.3   Covenants of Howell.........................................  A-22
        (a)  Howell Stockholders Meeting............................  A-22
        (b)  Preparation of the Proxy Statement.....................  A-23
        (c)  Conduct of Howell's Operations.........................  A-23
        (d)  No Solicitation........................................  A-25
        (e)  Howell Convertible Preferred Stock.....................  A-26
        (f)  Access.................................................  A-26
        (g)  Advice of Changes; Subsequent Financial Statements.....  A-27
ARTICLE VI.  CONDITIONS TO THE MERGER...............................  A-27
  6.1   Conditions to the Obligations of Each Party.................  A-27
  6.2   Conditions to the Obligations of Anadarko and Subcorp.......  A-27
  6.3   Conditions to the Obligations Howell........................  A-28
ARTICLE VII.  TERMINATION AND AMENDMENT.............................  A-28
  7.1   Termination.................................................  A-28
  7.2   Effect of Termination.......................................  A-29
  7.3   Amendment...................................................  A-29
  7.4   Extension; Waiver...........................................  A-30
ARTICLE VIII.  MISCELLANEOUS........................................  A-30
  8.1   Survival of Representations and Warranties..................  A-30
  8.2   Notices.....................................................  A-30
  8.3   Interpretation..............................................  A-30
  8.4   Counterparts................................................  A-31
  8.5   Entire Agreement............................................  A-31

                                                                      PAGE
                                                                      ----
  8.6   Third-Party Beneficiaries...................................  A-31
  8.7   Governing Law...............................................  A-31
  8.8   Consent to Jurisdiction; Venue..............................  A-31
  8.9   Specific Performance........................................  A-32
  8.10  Assignment..................................................  A-32
  8.11  Expenses....................................................  A-32

                             INDEX OF DEFINED TERMS

DEFINED TERM                                                  SECTION
- ------------                                                  -------
Action......................................................  4.10
Affected Employees..........................................  5.2(c)(i)
Agreement...................................................  Preamble
AMI.........................................................  4.16(r)
Anadarko....................................................  Preamble
Anadarko Disclosure Schedule................................  3.3(d)(iii)
Antitrust Laws..............................................  5.1(a)(ii)
Applicable Laws.............................................  2.2(d)
Appraisal Shares............................................  2.1(f)
Certificate.................................................  2.1(b)
Certificate of Merger.......................................  1.2
Closing.....................................................  1.2
Closing Date................................................  1.2
Code........................................................  2.2(g)
Commission..................................................  4.7
Competing Transaction.......................................  5.3(d)
Confidentiality Agreement...................................  5.3(d)
Contract....................................................  4.16
Controlled Group Liability..................................  4.15(a)
Costs.......................................................  7.2
Delaware Secretary of State.................................  1.2
DGCL........................................................  1.1
Effective Time..............................................  1.2
Environmental Law...........................................  4.21
Environmental Permit........................................  4.21
ERISA.......................................................  4.15(a)
ERISA Affiliate.............................................  4.15(a)
Exchange Act................................................  4.7
Exchange Fund...............................................  2.2(a)
DGCL........................................................  1.1
GAAP........................................................  4.7
Governmental Authority......................................  3.3(d)
Hazardous Materials.........................................  4.21
Howell......................................................  Preamble
Howell Board Recommendation.................................  4.25
Howell By-laws..............................................  4.1
Howell Certificate..........................................  4.1
Howell Certificate of Designations..........................  4.4
Howell Common Stock.........................................  4.4
Howell Convertible Preferred Stock..........................  4.4
Howell Disclosure Schedule..................................  4.1
Howell Option...............................................  2.3(a)
Howell Optionholder.........................................  2.3(a)

DEFINED TERM                                                  SECTION
- ------------                                                  -------
Howell Permits..............................................  4.20
Howell Restricted Stock.....................................  4.4
Howell SEC Documents........................................  4.7
Howell Stock Plans..........................................  4.4
Howell Stockholders.........................................  2.2(a)
Howell Stockholders Meeting.................................  5.3(a)
HSR Act.....................................................  3.3(d)(i)
Indemnified Liabilities.....................................  5.2(b)(i)
Indemnified Party...........................................  5.2(b)(i)
Indemnified Parties.........................................  5.2(b)(i)
Intellectual Property Rights................................  4.13
Knowledge...................................................  8.3
Material Adverse Effect.....................................  8.3
Merger......................................................  Preliminary Statement A
Merger Consideration........................................  Preliminary Statement A
Multiemployer Plan..........................................  4.15(f)
Multiple Employer Plan......................................  4.15(f)
NYSE........................................................  4.7
Paying Agent................................................  2.2(a)
Plans.......................................................  4.15(a)
Preferred Certificate.......................................  2.1(b)
Preferred Merger Consideration..............................  Preliminary Statement A
Properties..................................................  4.14
Proxy Statement.............................................  5.3(b)
Qualified Plan..............................................  4.15(c)
Release.....................................................  4.21
Section 262.................................................  2.1(f)
Securities Act..............................................  4.7
Subcorp.....................................................  Preamble
Subcorp Common Stock........................................  2.1(a)
subsidiary..................................................  8.3
Superior Proposal...........................................  5.3(d)
Support Agreements..........................................  4.26
Surviving Corporation.......................................  1.1
Tax Returns.................................................  4.12(e)
Taxes.......................................................  4.12(f)
Withdrawal Liability........................................  4.15(a)

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement") is made and entered into as of the 29th day of September 2002, by and among Anadarko Petroleum Corporation, a Delaware corporation ("Anadarko"), Belair Merger Corp., a Delaware corporation and a wholly owned subsidiary of Anadarko ("Subcorp"), and Howell Corporation, a Delaware corporation ("Howell").

                             PRELIMINARY STATEMENTS

     A. Anadarko desires to combine its businesses with the businesses operated by Howell through the merger of Subcorp with and into Howell, with Howell as the surviving corporation (the "Merger"), pursuant to which (i) each share of Howell Common Stock (as defined in Section 4.4) issued and outstanding at the Effective Time (as defined in Section 1.2), other than the shares of Howell Common Stock owned by Anadarko, Subcorp or Howell (or any of their respective direct or indirect wholly owned subsidiaries (as defined in Section 8.3) other than as described in Section 2.1(e)) and other than the Appraisal Shares (as defined in
Section 2.1(f)) will be converted into the right to receive in cash, without interest, $20.75 per share of Howell Common Stock (the "Merger Consideration") and (ii) each share of Howell Convertible Preferred Stock (as defined in Section 4.4) issued and outstanding at the Effective Time other than the shares of Howell Convertible Preferred Stock owned by Anadarko, Subcorp or Howell (or any of their respective direct or indirect wholly owned subsidiaries) and other than the Appraisal Shares will be converted into the right to receive in cash, without interest, $76.15 per share of Howell Convertible Preferred Stock (the "Preferred Merger Consideration"), all as more fully provided in this Agreement.

     B. The respective Boards of Directors of Anadarko, Subcorp and Howell have determined the Merger in the manner contemplated in this Agreement to be advisable and in the best interests of their respective stockholders, and, by resolutions duly adopted, have approved and adopted this Agreement.

     C. Concurrently with the execution of this Agreement, and as a condition and inducement to Anadarko's willingness to enter into this Agreement, certain holders of Howell Common Stock and Howell Convertible Preferred Stock are entering into Support Agreements (as defined in Section 4.26) with Anadarko.

                                   AGREEMENT

     Now, therefore, in consideration of these premises and the mutual and dependent promises hereinafter set forth, the parties to this Agreement agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1. The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"), Subcorp shall be merged with and into Howell at the Effective Time. As a result of the Merger, the separate corporate existence of Subcorp shall cease and Howell shall continue its existence under the laws of the State of Delaware. Howell, in its capacity as the corporation surviving the Merger, is sometimes referred to as the "Surviving Corporation".

     1.2. Effective Time. As promptly as possible on the Closing Date (as defined below), the parties to this Agreement shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with Section 251 of the DGCL. The Merger shall become effective when the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as shall be agreed upon by Anadarko and Howell and specified in the Certificate of Merger (the "Effective Time"). Prior to the filing referred to in this
Section 1.2, a closing (the "Closing") shall be held at the offices of Anadarko, or such other place as the parties to this Agreement may agree, as soon as practicable following the date upon which all conditions set forth in Article VI that are capable of being satisfied prior to the Closing have been satisfied or waived, or at such other date as Anadarko and Howell may agree; provided that the conditions set forth in Article VI that are capable of being satisfied prior to the Closing have been satisfied or waived at or prior to such date, and provided, further, that the Closing shall be delayed if and only for so long as necessary if a banking moratorium, act of terrorism or war (whether or not declared) affecting United States banking or financial markets generally prevents the Closing (such date, the "Closing Date").

     1.3. Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

     1.4. Certificate of Incorporation and By-laws. The Certificate of Merger shall provide that, at the Effective Time, (a) the Surviving Corporation's Certificate of Incorporation as in effect immediately prior to the Effective Time shall continue as the Certificate of Incorporation of the Surviving Corporation, and (b) Subcorp's By-laws in effect immediately prior to the Effective Time shall be Surviving Corporation's By-laws; in each case, until amended in accordance with the DGCL.

     1.5. Directors and Officers of the Surviving Corporation. From and after the Effective Time, the officers of Subcorp immediately prior to the Effective Time shall be the officers of the Surviving Corporation, and the directors of Subcorp immediately prior to the Effective Time shall be the directors of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified. On or prior to the Closing Date, Howell shall deliver to Anadarko evidence satisfactory to Anadarko of the resignations of the directors of Howell, such resignations to be effective as of the Effective Time.

     1.6. Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to
(a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Howell or (b) otherwise carry out the provisions of this Agreement, Howell and the officers and directors of Howell shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney, and the Surviving Corporation and the officers and directors of the Surviving Corporation will be authorized in the name of and on behalf of Howell, to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Howell or otherwise to take any and all such action.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

     2.1. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Anadarko, Subcorp or Howell or their respective stockholders, as applicable:

          (a) Each share of common stock, $0.01 par value, of Subcorp ("Subcorp Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation. Except as provided in Section 2.1(e), such newly issued shares shall thereafter constitute all of the issued and outstanding Surviving Corporation capital stock.

          (b) Subject to the other provisions of this Article II, each share of Howell Common Stock issued and outstanding immediately prior to the Effective Time, excluding any shares of Howell Common Stock owned by Anadarko, Subcorp or Howell or any of their respective subsidiaries, shall be converted into and represent the right to receive in cash, without interest, an amount equal to the Merger Consideration. At the Effective Time, all shares of Howell Common Stock (other than shares owned by a subsidiary of Howell, which shares shall be converted into shares of the Surviving Corporation pursuant to Section 2.1(e) of this Agreement) no longer shall be outstanding and automatically shall be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any shares of Howell Common Stock (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

          (c) Subject to the other provisions of this Article II, each share of Howell Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive in cash, without interest, an amount equal to the Preferred Merger Consideration. At the Effective Time, all shares of Howell Convertible Preferred Stock no longer shall be outstanding and automatically shall be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any shares of Howell Convertible Preferred Stock (a "Preferred Certificate") shall cease to have any rights with respect thereto, except the right to receive the Preferred Merger Consideration.

          (d) Each share of Howell capital stock held in the treasury of Howell automatically shall be cancelled and retired, and no payment shall be made in respect thereof.

          (e) Each share of Howell Common Stock owned by a subsidiary of Howell shall be converted into a number of shares of fully paid and nonassessable shares of common stock of the Surviving Corporation equal to the product of
     (i) the number of shares of Subcorp Common Stock issued and outstanding immediately prior to the Effective Time and (ii) a fraction, the numerator of which is one and the denominator of which is equal to the excess of (A) the sum of (I) the total number of shares of Howell Common Stock issued and outstanding immediately prior to the Effective Time and (II) the total number of shares of Howell Common Stock into which all shares of Howell Convertible Preferred Stock are convertible pursuant to their terms immediately prior to the Effective Time over (B) the total number of shares of Howell Common Stock owned by subsidiaries of Howell in the aggregate immediately prior to the Effective Time.

          (f) Notwithstanding anything in this Agreement to the contrary, the shares of Howell Common Stock or Howell Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time that are held by any Howell Stockholder that is entitled to demand and properly demands appraisal of shares of Howell Common Stock or Howell Convertible Preferred Stock, as the case may be, pursuant to, and that complies in all respects with, the provisions of Section 262 of the DGCL ("Section 262") (the "Appraisal Shares") shall not be converted into the right to receive the Merger Consideration or the Preferred Merger Consideration, as the case may be, as provided in Section 2.1(b) or (c), respectively, but, instead, such Howell Stockholder shall be entitled to such rights (but only such rights) as are granted by Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and automatically shall be cancelled and shall cease to exist, and, except as otherwise provided by Applicable Laws (as defined in Section 2.2(d)), each holder of Appraisal Shares shall cease to have any rights with respect to the Appraisal Shares other than such rights as are granted by Section 262. Notwithstanding the foregoing, if any such Howell Stockholder shall fail to validly perfect or shall otherwise waive, withdraw or lose the right to appraisal under Section 262 or if a court of competent jurisdiction shall determine that such Howell Stockholder is not entitled to the relief provided by Section 262, then the rights of such Howell Stockholder under Section 262 shall cease, and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration or the Preferred Merger Consideration, as the case may be, as provided in Section 2.1(b) or (c) respectively. Howell shall give prompt notice to Anadarko of any demands for appraisal of any shares of Howell Common Stock or Howell Convertible Preferred Stock, and Anadarko shall have the opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Howell shall not, without the prior written consent of Anadarko, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

     2.2.  Surrender and Payment.

     (a) Paying Agent. Prior to the Effective Time, for the benefit of the holders of Howell Common Stock and Howell Convertible Preferred Stock (such holders collectively, the "Howell Stockholders"), Anadarko shall designate, or shall cause to be designated (pursuant to an agreement in form and substance reasonably acceptable to Anadarko), Mellon Investor Services or another bank or trust company to act as agent for the payment of the Merger Consideration and the Preferred Merger Consideration in respect of Certificates and Preferred Certificates, respectively, upon surrender of Certificates and Preferred Certificates, respectively, in accordance with this Article II from time to time after the Effective Time (the "Paying Agent"). Promptly after the Effective Time, Anadarko shall deposit, or cause Subcorp to deposit, with the Paying Agent cash in amounts sufficient for the payment of the Merger Consideration and the Preferred Merger Consideration, pursuant to Section 2.1(b) and (c), respectively, upon surrender of the Certificates and Preferred Certificates, respectively (such cash, the "Exchange Fund"). The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Anadarko, on a daily basis. Any interest and other income resulting from investments shall be paid to Anadarko upon termination of the Exchange Fund pursuant to Section 2.2(d).

     (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of one or more Certificates or Preferred Certificates (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or the Preferred Certificates held by such Howell Stockholder shall pass, only upon proper delivery of the Certificates or the Preferred Certificates to the Paying Agent and shall be in such form and have such other customary provisions as Anadarko may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates and the Preferred Certificates in exchange for the Merger Consideration or the Preferred Merger Consideration, as the case may be. Upon surrender of a Certificate or a Preferred Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Anadarko, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate or Preferred Certificates shall be entitled to receive in exchange therefor the amount of cash into which the shares of Howell Common Stock or Howell Convertible Preferred Stock, as the case may be, formerly represented by the Certificate or the Preferred Certificate, respectively, shall have been converted pursuant to Section 2.1(b) or (c), respectively, and the Certificate or the Preferred Certificate so surrendered shall be cancelled. In the event of a transfer of ownership of Howell Common Stock or Howell Convertible Preferred Stock, as the case may be, that is not registered in the stock transfer books of Howell, the proper amount of cash may be paid in exchange therefor to a person other than the person in whose name the Certificate or the Preferred Certificate so surrendered is registered if such Certificate or Preferred Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of the Certificate or the Preferred Certificate, as the case may be, or establish to the satisfaction of Anadarko that the Tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate or Preferred Certificate.

     (c) Stock Transfer Books. At the close of business on the day on which the Effective Time occurs, the stock transfer books of Howell shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Howell Common Stock or Howell Convertible Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Preferred Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be cancelled and exchanged as provided in this Article II.

     (d) No Liability. None of Anadarko, Subcorp, Howell or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Exchange Fund held by the Paying Agent for payment to the holders of unsurrendered Certificates and Preferred Certificates and unclaimed four months after the Effective Time shall be returned to Anadarko, after which time any holder of unsurrendered Certificates or Preferred Certificates shall look as a general creditor only to Anadarko for payment of the funds which the holder of unsurrendered Certificates or Preferred Certificates may be owed, subject to Applicable Laws. If any Certificates or Preferred Certificates shall not have been surrendered prior to seven years after the Effective Time, any such cash, dividends or distributions in respect of such Certificates or Preferred Certificates shall, to the extent permitted by all applicable laws, statutes, orders, rules, regulations or policies promulgated by, or judgments, decisions or orders entered by, any Governmental Authority (as defined in Section 3.3(d)), in each case, to the extent applicable (collectively, "Applicable Laws"), become the property of Anadarko, free and clear of all claims or interest of any person previously entitled thereto.

     (e) Lost Certificates. If any Certificate or Preferred Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming a Certificate or Preferred Certificate to be lost, stolen or destroyed, and, if required by Anadarko or the Surviving Corporation, the posting by such person of a bond in such reasonable amount as Anadarko or the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate or Preferred Certificate, the Paying Agent shall pay, in respect of the lost, stolen or destroyed Certificate or Preferred Certificate, the Merger Consideration or the Preferred Merger Consideration, respectively.

     (f) No Further Ownership Rights in Howell Common Stock. The Merger Consideration and the Preferred Merger Consideration paid in accordance with the terms of this Article II in respect of Certificates or Preferred Certificates, as the case may be, that have been surrendered in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Howell Common Stock or Howell Convertible Preferred Stock represented thereby.

     (g) Withholding Rights. Each of the Surviving Corporation and Anadarko shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any Howell Stockholders such amounts as it may be required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (together with the rules and regulations thereunder, the "Code"), or any provision of state or local or foreign Tax law. To the extent that amounts are so withheld by the Surviving Corporation or Anadarko, as the case may be, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Howell Stockholders in respect of which the deduction and withholding were made by the Surviving Corporation or Anadarko, as the case may be.

     2.3.  Treatment of Stock Options; Restricted Stock.

     (a) At the Effective Time, each unexpired and unexercised outstanding option to purchase shares of Howell Common Stock issued or granted as of the date of this Agreement under the Howell Stock Plans (as defined in Section 4.4), whether or not vested or exercisable in accordance with its terms, which is listed in Section 4.4 to the Howell Disclosure Schedule (as defined in Section 4.1) (each, a "Howell Option") will by virtue of the Merger and without any action on the part of any holder of a Howell Option (each, a "Howell Optionholder") be cancelled as of the Effective Time solely in exchange for the right to receive as soon as reasonably practicable following the Effective Time an amount in cash (less any applicable withholding taxes) equal to the product of (i) the number of shares of Howell Common Stock subject to such Howell Option immediately prior to the Effective Time, and (ii) the amount by which (A) the Merger Consideration exceeds (B) the exercise price per share of Howell Common Stock subject to such Howell Option. Prior to the Effective Time, Howell shall take any and all actions necessary to effectuate this Section 2.3(a).

     (b) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of Howell Restricted Stock (as defined in Section 4.4), each share of Howell Restricted Stock, whether or not vested or forfeitable in accordance with its terms, which is listed in Section 4.4 to the Howell Disclosure Schedule (including the name of the stockholder, number of shares of Howell Restricted Stock and vesting schedule with respect thereto) shall automatically be cancelled solely in exchange for the right to receive as soon as reasonably practicable following the Effective Time an amount in cash (less any applicable withholding taxes) equal to the Merger Consideration.

     (c) The Howell Stock Plans shall terminate as of the Effective Time, and the provisions in any other Plan providing for the issuance, transfer or grant of any capital stock of Howell or any interest in respect of any capital stock of Howell (including any "phantom" stock or stock appreciation rights) shall be deleted as of the Effective Time, and Howell shall ensure that following the Effective Time no holder of a Howell Option or any participant in any Howell Stock Plan or other Plan shall have any right thereunder to acquire any capital stock (including any "phantom" stock or stock appreciation rights) of Howell or the Surviving Corporation.

                                  ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF ANADARKO AND SUBCORP

     In order to induce Howell to enter into this Agreement, Anadarko and Subcorp represent and warrant to Howell that the statements contained in this
Article III are true, correct and complete.

     3.1. Organization and Standing. Each of Anadarko and Subcorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own, lease, use and operate its properties and to conduct its businesses as and where now owned, leased, used, operated and conducted.

     3.2. Corporate Power and Authority. Each of Anadarko and Subcorp has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Anadarko and Subcorp have been duly authorized by all necessary corporate action on the part of each of Anadarko and Subcorp. This Agreement has been duly executed and delivered by each of Anadarko and Subcorp and constitutes the legal, valid and binding obligation of each of Subcorp and Anadarko enforceable against each of Subcorp and Anadarko in accordance with its terms.

     3.3. Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement by Anadarko or Subcorp nor the consummation of the transactions contemplated by this Agreement will:

          (a) conflict with, or result in a breach of, any provision of Anadarko's Restated Certificate of Incorporation, as amended, or Anadarko's By-laws, as amended, or Subcorp's Certificate of Incorporation or Subcorp's By-laws;

          (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any individual or entity (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Anadarko or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Anadarko or any of its subsidiaries is a party;

          (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Anadarko or any of its subsidiaries or their respective properties or assets; or

          (d) require any action or consent or approval of, or review by, or registration or filing by Anadarko or any of its affiliates with, any third party or any local, domestic, foreign or multinational court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (a "Governmental Authority"), other than (i) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (together with the rules and regulations thereunder, the "HSR Act"), if applicable, (ii) registrations or other actions required under United States federal and state securities laws as are contemplated by this Agreement, or (iii) consents or approvals of any Governmental Authority set forth in Section 3.3 to the disclosure schedule delivered by Anadarko to Howell and dated the date of this Agreement (the "Anadarko Disclosure Schedule");

except in the case of Section 3.3(b) as is set forth in Section 3.3(b) to the Anadarko Disclosure Schedule, and in the case of Sections 3.3(c) and 3.3(d) for any of the foregoing that could not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect (as defined in Section 8.3) on Anadarko or a material adverse effect on the ability of the parties to this Agreement to consummate the transactions contemplated by this Agreement.

     3.4. Brokerage and Finders' Fees. Except as set forth in Section 3.4 to the Anadarko Disclosure Schedule, neither Anadarko nor any stockholder, director, officer or employee of Anadarko has incurred or will incur on behalf of Anadarko any brokerage, finders', advisory or similar fee in connection with the transactions contemplated by this Agreement.

     3.5. Proxy Statement. None of the information supplied or to be supplied in writing by Anadarko or Subcorp for inclusion or incorporation by reference in the Proxy Statement (as defined in Section 5.3(b)) will, at the date the Proxy Statement is mailed to holders of Howell Common Stock or at the time of the Howell Stockholders Meeting (as defined in Section 5.3(a)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary, in order to make the statements therein in light of the circumstances under which they are made, not misleading.

     3.6. Funds. Anadarko will have sufficient funds for the payment of the Merger Consideration and the Preferred Merger Consideration in accordance with the terms of this Agreement.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF HOWELL

     In order to induce Subcorp and Anadarko to enter into this Agreement, Howell hereby represents and warrants to Anadarko and Subcorp that the statements contained in this Article IV are true, correct and complete.

     4.1. Organization and Standing. Howell is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own, lease, use and operate its properties and to conduct its businesses as and where now owned, leased, used, operated and conducted. Each of Howell's subsidiaries is an organization duly incorporated, validly existing, and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to own, lease, use and operate its properties and to conduct its businesses as and where now owned, leased, used, operated and conducted. Howell and each of its subsidiaries are duly qualified to do business and are in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not have a Material Adverse Effect on Howell. Howell is not in default in the performance, observance or fulfillment of any provision of Howell's Restated Certificate of Incorporation, as amended, including the Howell Certificate of Designations (as defined in Section 4.4), as in effect on the date of this Agreement (the "Howell Certificate") or Howell's By-laws, as amended, as in effect on the date of this Agreement (the "Howell By-laws"), and none of Howell's subsidiaries is in default in the performance, observance or fulfillment of any provision of its certificate of incorporation or by-laws. Howell has heretofore made available to Anadarko in written form complete and correct copies of the Howell Certificate and the Howell By-laws and the certificates of incorporation and by-laws for each of its subsidiaries. Section 4.1 to the disclosure schedule delivered by Howell to Anadarko and dated the date of this Agreement (the "Howell Disclosure Schedule") sets forth a true and accurate list of each jurisdiction in which Howell or any of its subsidiaries is qualified to do business and discloses whether Howell (or any of its subsidiaries) is in good standing in such jurisdiction.

     4.2. Subsidiaries. Except as set forth in Section 4.2 to the Howell Disclosure Schedule, Howell owns, directly or indirectly, each of the outstanding shares of capital stock (or other securities having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of its subsidiaries, all of which are in corporate form. Howell does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except for the subsidiaries set forth in
Section 4.2 to the Howell Disclosure Schedule, and other interests which (i) are immaterial in amount, (ii) are immaterial to the businesses or operations of Howell or any of its subsidiaries, (iii) are immaterial to the ownership of assets of Howell or any of its subsidiaries, and (iv) do not give rise to liabilities or obligations of, or restrictions on, Howell or any of its subsidiaries, except for those liabilities or obligations or restrictions which are immaterial. Except as set forth in Section 4.2 to the Howell Disclosure Schedule and except for nominal amounts due to electrical cooperatives, Howell is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity or any other person. Each of the outstanding shares of capital stock of each of Howell's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Howell free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each of Howell's subsidiaries is set forth in Section 4.2 to the Howell Disclosure Schedule, as applicable: (a) its name and jurisdiction of incorporation or organization; (b) its authorized capital stock or share capital; and (c) the number of issued and outstanding shares of capital stock or share capital and the record owner(s) thereof. Other than as set forth in Section 4.2 to the Howell Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, phantom stock rights, stock appreciation rights, stock-based performance units, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any of Howell's subsidiaries or that give any person or entity the right to receive any economic benefit or right similar to or derived from the economic benefits or rights of the capital stock of one or more subsidiaries of Howell, nor are there outstanding any securities that are convertible into or exchangeable for any shares of capital stock of any of Howell's subsidiaries, and neither Howell nor any of its subsidiaries has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of any of Howell's subsidiaries or any predecessor thereof.

     4.3. Corporate Power and Authority. Howell has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations under this Agreement, and, subject to adoption of this Agreement and the transactions contemplated by this Agreement by the holders of Howell Common Stock, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Howell have been duly authorized by all necessary corporate action on the part of Howell, subject to adoption of this Agreement and the transactions contemplated by this Agreement by the holders of Howell Common Stock. This Agreement has been duly executed and delivered by Howell, and constitutes the legal, valid and binding obligation of Howell enforceable against Howell in accordance with its terms.

     4.4. Capitalization of Howell. (a) As of the date of this Agreement, Howell's authorized capital stock consisted solely of (a) 50,000,000 shares of common stock, par value $1.00 per share ("Howell Common Stock"), of which (i) 6,499,210 shares were issued and outstanding (excluding the shares set forth in clauses (ii) , (iii) and (iv) of this Section 4.4(a)), (ii) 11,900 shares were issued and held by a subsidiary of Howell, (which does not include the shares reserved for issuance set forth in clause (iii) below), (iii) 943,968 shares were reserved for issuance upon the exercise of outstanding Howell Options pursuant to Howell's 1988 Stock Option Plan, Omnibus Stock Awards and Incentive Plan, Nonqualified Stock Option Plan for Non-Employee Directors, 1997 Nonqualified Stock Option Plan and any other plan pursuant to which any outstanding options to purchase Howell Common Stock were or may be granted (the "Howell Stock Plans"), (iv) 224,510 shares of Howell Common Stock were subject to outstanding restricted stock awards issued under either the Howell Stock Plans or issued pursuant to Howell's other restricted stock agreements (the "Howell Restricted Stock"), and (v) 2,532,300 shares were reserved for issuance upon conversion of the outstanding shares of Howell Convertible Preferred Stock, and (b) 3,000,000 shares of preferred stock, par value $1.00 per share, of which 690,000 shares designated as $3.50 Convertible Preferred Stock, Series A (the "Howell Convertible Preferred Stock") pursuant to the Certificate of Designations dated April 19, 1993 (the "Howell Certificate of Designations"), were issued and outstanding. Except as specified in the preceding sentence, no shares of capital stock of Howell were authorized or were issued and outstanding or reserved for future issuance under any agreement, arrangement or understanding. The "Conversion Price" for each share of Howell Convertible Preferred Stock, within the meaning of Section 3(b) of the Howell Certificate of Designations, as determined and adjusted in accordance with the Howell Certificate of Designations, is $13.64.

     (b) Each outstanding share of Howell capital stock is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. Other than as set forth in the first sentence of this Section 4.4, or in Section 4.4 to the Howell Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, phantom stock rights, stock appreciation rights, stock-based performance units, agreements, understandings, claims or other commitments or rights of any type granted or entered into by Howell or any of its subsidiaries relating to the issuance, sale, repurchase or transfer of any securities of Howell or that give any person or entity the right to receive any economic benefit or right similar to or derived from the economic benefits and rights of capital stock of Howell, nor are there outstanding any securities that are convertible into or exchangeable for any shares of Howell capital stock, and neither Howell nor any of its subsidiaries has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of Howell or any predecessor. Except as set forth in Section 4.4 to the Howell Disclosure Schedule, no subsidiary of Howell owns any shares of Howell Common Stock or Howell Convertible Preferred Stock, and no shares of Howell Common Stock or Howell Convertible Preferred Stock are held in treasury.
Section 4.4 to the Howell Disclosure Schedule accurately sets forth (i) any repurchases of shares of Howell capital stock since January 1, 2002, including the date, price, quantity and, if known, identity of the selling stockholder, and (ii) the aggregate repurchases of shares of Howell capital stock in 2001, including the total quantity of shares repurchased and the aggregate price thereof. The issuance, sale and repurchase by Howell of all of the shares of capital stock described in this Section 4.4 have been in compliance with United States federal and state securities laws and Delaware law.

     (c) Section 4.4 to the Howell Disclosure Schedule accurately sets forth the names of all Howell Optionholders, and the number of shares of Howell capital stock issuable upon exercise of all Howell Options (including for each Howell Optionholder the exercise price and vesting schedule with respect to each Howell Option and whether the Howell Option is intended to qualify as an "incentive stock option" (within the meaning of Section 422 of the Code)). Section 4.4 to the Howell Disclosure Schedule accurately sets forth the names of, and number of shares of Howell Restricted Stock held by, all holders of shares of Howell Restricted Stock (including the vesting schedule with respect thereto). Except as set forth in Section 4.4 to the Howell Disclosure Schedule, neither Howell nor any of its subsidiaries has agreed to register any securities under the Securities Act (as defined in Section 4.7) or under any state securities law or granted registration rights to any individual or entity; complete and correct copies of any such registration rights or similar agreements previously have been provided to Anadarko.

     4.5. Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement by Howell, nor the consummation of the transactions contemplated by this Agreement will:

          (a) conflict with, or result in a breach of any provision of, the Howell Certificate or the Howell By-laws or the certificate of incorporation or by-laws of any of Howell's subsidiaries;

          (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Howell or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Howell or any of its subsidiaries is a party;

          (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Howell or any of its subsidiaries or any of their respective properties or assets; or

          (d) require any action or consent or approval of, or review by, or registration or filing by Howell or any of its subsidiaries with, any third party or any Governmental Authority, other than (i) adoption of this Agreement and the transactions contemplated by this Agreement by the holders of Howell Common Stock, (ii) actions required by the HSR Act, if applicable, (iii) registrations or other actions required under United States federal and state securities laws as are contemplated by this Agreement, and (iv) consents or approvals of any Governmental Authority set forth in Section 4.5 to the Howell Disclosure Schedule;

except in the case of Section 4.5(b) as is set forth in Section 4.5(b) to the Howell Disclosure Schedule, and, in the case of Sections 4.5(c) and 4.5(d) for any of the foregoing that could not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Howell or a material adverse effect on the ability of the parties to this Agreement to consummate the transactions contemplated by this Agreement.

     4.6.  Brokerage and Finders' Fees; Expenses.  Except as set forth in
Section 4.6 to the Howell Disclosure Schedule, neither Howell nor any stockholder, director, officer, employee or affiliate of Howell, has incurred or will incur on behalf of Howell or its subsidiaries, any brokerage, finders', advisory or similar fee in connection with the transactions contemplated by this Agreement. Section 4.6 to the Howell Disclosure Schedule discloses the maximum aggregate amount of all fees and expenses that will be paid or will be payable by Howell and its subsidiaries to all attorneys, accountants, financial advisors or other consultants in connection with the Merger and the transactions contemplated by this Agreement and includes copies of all agreements relating to such fees and expenses entered into by or on behalf of Howell or any of its subsidiaries.

     4.7. Howell SEC Documents. Howell and its subsidiaries have timely filed with the Securities and Exchange Commission (the "Commission") all forms, reports, schedules, statements and other documents (as supplemented and amended since the time of filing, collectively, the "Howell SEC Documents") required to be filed by it since January 1, 1999 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act") or under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act"). The Howell SEC Documents, including any financial statements or schedules included in the Howell SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Howell SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Howell and its subsidiaries included in the Howell SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Howell SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject, in the case of unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of Howell and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. None of Howell's subsidiaries is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the Commission, The New York Stock Exchange, Inc. (the "NYSE"), any other stock exchange or any other comparable Governmental Authority.

     4.8. Proxy Statement. None of the information provided by Howell for inclusion in the Proxy Statement, at the date of mailing and at the date of the Howell Stockholders Meeting, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement, except for such portions thereof that relate only to Anadarko and its subsidiaries, will comply as to form in all material respects with the provisions of the Exchange Act.

     4.9. Compliance with Law. Except as to environmental matters (as to which representations and warranties have been made in Section 4.21) and except as set forth in Section 4.9 to the Howell Disclosure Schedule, Howell and its subsidiaries are in compliance in all material respects, and at all times since January 1, 1998 have been in compliance in all material respects, with all Applicable Laws relating to Howell and its subsidiaries or their businesses or properties. To the knowledge of Howell, no investigation or review by any Governmental Authority with respect to Howell or any of its subsidiaries is pending or threatened, nor has any Governmental Authority notified Howell in writing of an intention to conduct such an investigation or review.

     4.10. Litigation. Except as set forth in Section 4.10 to the Howell Disclosure Schedule, there is no suit, claim, action, proceeding, hearing, notice of violation, demand letter (including audits pertaining to payment of royalties on federal and state leases) or, to the knowledge of Howell, investigation (each of the foregoing, an "Action") pending, or, to the knowledge of Howell, threatened, against Howell or any of its subsidiaries or any executive officer or director of Howell or any of its subsidiaries which, if adversely determined, could be material to Howell or its subsidiaries or any of their respective operations or businesses. Except as set forth in Section 4.10 to the Howell Disclosure Schedule, neither Howell nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate, insofar as can be reasonably foreseen, could have a Material Adverse Effect on Howell or a material adverse effect on the ability of Howell to consummate the transactions contemplated by this Agreement. Except as set forth in Section 4.10 to the Howell Disclosure Schedule, since January 1, 1998, neither Howell nor any of its subsidiaries has been subject to any order, writ, injunction or decree relating to Howell's or any of its subsidiaries' method of doing business with or its or their relationship with past, existing or future customers, suppliers or co-venturers of Howell or any of its subsidiaries.

     4.11. No Material Adverse Change. Except as set forth in Section 4.11 to the Howell Disclosure Schedule, since December 31, 2001, there has not been any state of facts, change, development, effect, condition, result, consequence, occurrence or circumstance that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Howell or a material adverse effect on the ability of Howell to consummate the transactions contemplated by this Agreement.

     4.12.  Taxes.

     (a) Howell and its subsidiaries have duly and timely filed all Tax Returns (as defined in Section 4.12(e)) (including those filed on a consolidated, combined or unitary basis) required to have been filed by Howell or any of its subsidiaries. All of the foregoing Tax Returns are true, complete and correct (except for such inaccuracies that are, individually or in the aggregate, not material), and Howell and its subsidiaries have, within the time and manner prescribed by Applicable Laws, paid or, prior to the Effective Time, will pay all Taxes required to be paid in respect of the periods covered by such Tax Returns or otherwise due to any United States federal, state and local and foreign other taxing authority. Except with respect to certain state Tax Returns for the 2001 tax year, none of Howell or any of its subsidiaries has requested or filed any document having the effect of causing any extension of time within which to file any Tax Returns in respect of any fiscal year that have not since been filed. No deficiencies for any material Tax have been proposed in writing, asserted or assessed (tentatively or definitely), in each case, by any taxing authority, against Howell or any of its subsidiaries for which there have not been provided adequate reserves in accordance with GAAP. All such proposed deficiencies are set forth in Section 4.12(a) to the Howell Disclosure Schedule. Except as set forth in Section 4.12(a) to the Howell Disclosure Schedule and except for those that, individually or in the aggregate, could not reasonably be expected to result in a liability of Howell or any of its subsidiaries of more than $50,000, neither Howell nor any of its subsidiaries is the subject of any currently ongoing Tax audit. There are no pending requests for waivers of the time to assess any material Tax other than those made in the ordinary course and for which payment has been made or for which there are adequate reserves provided in accordance with GAAP. The United States federal and material state income tax returns of Howell and each of its subsidiaries have been examined by and settled with the Internal Revenue Service or other Governmental Authority for all years through December 31, 1998. The relevant statute of limitations is closed with respect to all United States federal and material state income tax returns of Howell and its subsidiaries for all years through December 31, 1998. Neither Howell nor any of its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or agreement to extension of time has not expired. All assessments for taxes due and owing by Howell or any of its subsidiaries with respect to completed and settled examinations or concluded litigation have been timely paid. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible of Howell or any of its subsidiaries (other than liens for Taxes not yet due). No claim has ever been made in writing by an authority in a jurisdiction where none of Howell and any of its subsidiaries files Tax Returns that Howell or any of its subsidiaries is or may be subject to taxation by that jurisdiction. None of Howell or any of its subsidiaries (i) has filed an election under Section 341(f) of the Code to be treated as a consenting corporation, or (ii) is a "personal holding company" within the meaning of Section 542 of the Code.

     (b) Except as set forth in Section 4.12(b) to the Howell Disclosure Schedule, neither Howell nor any of its subsidiaries is obligated by any contract, agreement or other arrangement to indemnify any other person with respect to Taxes. Since December 31, 1995, neither Howell nor any of its subsidiaries has been a party to or bound by any agreement or arrangement (whether or not written and including any arrangement required or permitted by law) binding Howell or any of its subsidiaries that (i) requires Howell or any of its subsidiaries to make any Tax payment to or for the account of any other person, (ii) affords any other person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute that could reduce Taxes (including deductions and credits related to alternative minimum Taxes) of Howell or any of its subsidiaries, or (iii) requires or permits, without Howell's consent, the transfer or assignment of income, revenues, receipts or gains to Howell or any of its subsidiaries, from any other person other than as set forth on Section 4.12(b) of the Howell Disclosure Schedule.

     (c) Neither Howell nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Closing Date) or (ii) in a distribution that otherwise constitutes part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

     (d) Howell and its subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. Neither Howell nor any of its subsidiaries is responsible for any Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

     (e) "Tax Returns" means returns, reports and forms required to be filed with any Governmental Authority of the United States or any other jurisdiction responsible for the imposition or collection of Taxes.

     (f) "Taxes" means (i) all taxes (whether United States federal, state or local or foreign) based upon or measured by income and any other tax whatsoever, including gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or real or personal property taxes, together with any interest or penalties imposed with respect thereto, and (ii) any obligations under any agreements or arrangements with respect to any taxes described in clause (i) above.

     4.13. Intellectual Property. Howell and its subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (collectively, "Intellectual Property Rights") which are material to the conduct of the business of Howell and its subsidiaries taken as a whole. No material claims are pending or, to the knowledge of Howell, threatened that Howell or any of its subsidiaries is infringing the rights of any person with regard to any Intellectual Property Right. To the knowledge of Howell, no person is infringing in any material respect the rights of Howell or any of its subsidiaries with respect to any Intellectual Property Right.

     4.14. Title to and Condition of Properties. Howell and its subsidiaries own or hold title under valid oil and gas leases, oil leases, gas leases, other mineral leases, subleases, assignment of operating rights, farmout agreements, royalty agreements, overriding royalty agreements, and other similar agreements, surface leases, easements, rights-of-way and deeds, and own or lease under valid leases the wells, compressors, pipelines, tanks, meters and similar equipment, machinery and buildings (hereinafter referred to in this Section 4.14 as "Properties") necessary for the conduct of the businesses of Howell and its subsidiaries as presently conducted in all material respects. The buildings, plants, machinery and equipment necessary for the conduct of the businesses of Howell and its subsidiaries as presently conducted are in all material respects in good operating condition and repair, are, considering the circumstances of their use, adequate for the uses to which they are being put, and are not in need of maintenance or repairs, except for ordinary maintenance and repairs that are not material in nature or cost.

     4.15.  Employee Benefit Plans.

     (a) For purposes of this Section 4.15, the following terms have the definitions given below:

          "Controlled Group Liability" means any and all liabilities (i) under Title IV of ERISA (as defined below), (ii) under Section 302 of ERISA,
     (iii) under Sections 412 and 4971 of the Code, and (iv) resulting from a violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health plan requirements of Sections 9801 et seq. of the Code and Sections 701 et seq. of ERISA, in each case, other than pursuant to the Plans (as defined below) listed in Section 4.15(a) to the Howell Disclosure Schedule.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations thereunder.

          "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

          "Plans" means all employee benefit plans, programs, policies, agreements and other arrangements providing compensation or benefits to any director, officer or employee or former director, officer or employee in respect of services provided to Howell or any of its subsidiaries or to any beneficiary or dependent thereof, and whether covering one individual or more than one individual, sponsored or maintained by Howell or any of its subsidiaries or to which Howell or any of its subsidiaries contributes or is obligated to contribute or could have any liability, whether or not written, other than any Multiemployer Plan (as defined below). Without limiting the generality of the foregoing, the term "Plans" includes any defined benefit or defined contribution pension plan, profit sharing plan, stock ownership plan, deferred compensation agreement or arrangement, vacation pay, sickness, disability or death benefit plan (whether provided through insurance, on a funded or unfunded basis or otherwise), employee stock option or stock purchase plan, bonus or incentive plan or program, severance pay, change of control, termination, reduction in force plan, agreement, arrangement or policy (including statutory severance and termination indemnity plans), practice or agreement, employment agreement, retiree medical benefits plan and each other employee benefit plan, program or arrangement including each "employee benefit plan" (within the meaning of Section 3(3) of ERISA) other than any Multiemployer Plan.

          "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

     (b) Section 4.15(a) to the Howell Disclosure Schedule lists all Plans. With respect to each Plan, Howell has provided to Anadarko a true, correct and complete copy of the following (where applicable): (i) each writing constituting a part of such Plan, including, without limitation, all plan documents (including amendments), benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the Internal Revenue Service, if any. Except as specifically provided in the foregoing documents provided to Anadarko, there are no amendments to any Plan that have been adopted or approved, nor has Howell or any of its subsidiaries undertaken to make any such amendments or to adopt or approve any new Plan.

     (c) Each Plan that is intended to be a "qualified plan" (within the meaning of Section 401(a) of the Code) (a "Qualified Plan") has either been filed or shall be filed with the Internal Revenue Service requesting a qualification determination during the applicable remedial amendment period, and Howell has no reason to believe that favorable letters will not be granted. There are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust.

     (d) Except as set forth in Section 4.15(d) to the Howell Disclosure Schedule, all material contributions required to be made by Howell or any of its subsidiaries or any of their respective ERISA Affiliates to any Plan by Applicable Laws or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Plan, for any period through the date of this Agreement have been timely made or paid in full and through the Closing Date will be timely made or paid in full.

     (e) Howell and its subsidiaries and their respective ERISA Affiliates have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations (including any local Applicable Laws) applicable to the Plans. Each Plan has been operated in all material respects in accordance with its terms. There is not now, and there are no existing circumstances that could reasonably be expected to give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any pledge, lien, security interest or encumbrance on the assets of Howell or any of its subsidiaries or any of their respective ERISA Affiliates under ERISA or the Code.

     (f) No Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No Plan is a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control (within the meaning of Section 4063 of ERISA) (a "Multiple Employer Plan"). None of Howell and any of its subsidiaries nor any of their respective ERISA Affiliates, at any time within six years before the date of this Agreement, contributed to or has been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. None of Howell and any of its subsidiaries nor any of their respective ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full.

     (g) To the knowledge of Howell, there does not now exist, and there are no existing circumstances that could reasonably be expected to result in, any material Controlled Group Liability that would be a liability of Howell or any of its subsidiaries following the Closing. Without limiting the generality of the foregoing, neither Howell nor any of its subsidiaries nor any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

     (h) Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA, neither Howell nor any of its subsidiaries has any material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof. To the knowledge of Howell, there has been no communication to employees of Howell or its subsidiaries that could reasonably be expected or interpreted to promise or guarantee such employees retiree health or life insurance benefits or other retiree death benefits on a permanent basis.

     (i) Except as disclosed in Section 4.15(i) to the Howell Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of Howell or any of its subsidiaries (either alone or in conjunction with any other event). Except as disclosed in Section 4.15(i) to the Howell Disclosure Schedule, no amount paid or payable by Howell or any of its subsidiaries in connection with the transactions contemplated by this Agreement, either solely as a result thereof or as a result of the transactions contemplated by this Agreement in conjunction with any other events, will be an "excess parachute payment" (within the meaning of Section 280G of the Code). Section 4.15(i) of the Howell Disclosure Schedule sets forth the maximum aggregate amount payable to employees of Howell and its subsidiaries with respect to (i) severance, (ii) "excess parachute payments," and (iii) gross-up payments in respect of excise tax liabilities imposed under Section 280G of the Code.

     (j) There are no pending, or, to the knowledge of Howell, threatened, Actions (other than claims for benefits in the ordinary course) that have been asserted or instituted against any Plan, any fiduciaries thereof with respect to their duties to any Plan or the assets of any of the trusts under any Plan that could reasonably be expected to result in any material liability of Howell or any of its subsidiaries to the Pension Benefit Guaranty Corporation, the United States Department of Treasury, the United States Department of Labor or any Multiemployer Plan.

     (k) Section 4.15(k) to the Howell Disclosure Schedule sets forth the names of all directors and officers of Howell and any increase or change in the total salary, bonus, and fringe benefits and perquisites (to the extent such fringe benefits or perquisites would have to be disclosed under Rule 402(b) of Regulation S-K under the Exchange Act, assuming each such individual was a named executive officer) each will be eligible to receive for the fiscal year ending December 31, 2002 as compared to the amounts thereof which are disclosed in Howell's proxy statement for its 2002 annual meeting of stockholders, and any changes to the foregoing that will occur as a matter of entitlement subsequent to December 31, 2002. Section 4.15(k) to the Howell Disclosure Schedule also sets forth the liability of Howell and its subsidiaries for deferred compensation under any deferred compensation plan, excess plan or similar arrangement (other than pursuant to Qualified Plans) to each such director, officer and employee and to all other employees as a group, together with the value, as of the date specified thereon, of the assets (if any) set aside in any grantor trust(s) to fund such liabilities. Except as disclosed in Section 4.15(k) to the Howell Disclosure Schedule, there are no other material forms of compensation paid to any such director, officer or employee of Howell. Except as set forth in Section 4.15(k) to the Howell Disclosure Schedule, no officer, director, or employee of Howell or any of its affiliates, or any immediate family member of any of the foregoing, provides or causes to be provided to Howell any material assets, services or facilities, and Howell does not provide or cause to be provided to any such officer, director, employee or affiliate, or any immediate family member of any of the foregoing, any material assets, services or facilities.

     (l) None of Howell and its subsidiaries nor to the knowledge of Howell any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Plans or their related trusts, Howell, any of its subsidiaries or any person that Howell or any of its subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

     (m) No Plan is subject to the laws of any jurisdiction outside of the United States and no director, officer, employee or consultant of Howell or any of its subsidiaries is subject to the laws of any jurisdiction outside of the United States in connection with such individual's performance of services for Howell or any of its subsidiaries in any such jurisdiction.

     (n) Except as disclosed in Section 4.15(n) to the Howell Disclosure Schedule, no disallowance of a deduction under Section 162(m) of the Code for employee reimbursement of any amount paid or payable by Howell or any of its subsidiaries has occurred or is reasonably expected to occur.

     (o) Section 4.15(o) to the Howell Disclosure Schedule sets forth a list of all individuals with whom Howell or any of its subsidiaries has entered into employment agreements and none of such employment agreements have been entered into, amended or supplemented during the 12-month period prior to the date of this Agreement, except to the extent disclosed in Section 4.15(o) to the Howell Disclosure Schedule. Howell has not waived any of its rights under such employment agreements.

     (p) Howell and its subsidiaries have in the past been and are in compliance in all material respects with Applicable Laws respecting employment, employment practices, employee classification, labor relations, safety and health, wages, hours and terms and conditions of employment. Howell and its subsidiaries have complied in all material respects with their payment obligations to all employees of Howell and its subsidiaries in respect of all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under each Howell policy, practice, agreement, plan, program or Applicable Laws.

     (q) Neither Howell nor any of its subsidiaries, directly or indirectly, maintains any loan to or for any of its directors or executive officers (or equivalents thereof).

     4.16. Contracts. Section 4.16 to the Howell Disclosure Schedule lists, as of the date of this Agreement, all written or oral contracts, agreements, guarantees, leases and executory commitments, other than Plans, to which Howell or any of its subsidiaries is a party and that fall within any of the following categories, excluding any of the foregoing which is no longer in effect and which cannot result in any liability or obligation of or by Howell or any of its subsidiaries (each, a "Contract"): (a) Contracts not entered into in the ordinary course of Howell's or any of its subsidiaries' business other than those that are not material to the business of Howell or any of its subsidiaries, (b) joint venture, partnership and similar agreements, including joint operating agreements relating to assets and operations in Wyoming and in the portion of the Elk Basin Field located in Montana, and excluding joint operating agreements relating to assets and operations elsewhere, and excluding tax partnership agreements entered into in connection with operating agreements), (c) Contracts that are service contracts or equipment leases involving payments by Howell and any of its subsidiaries, in the aggregate, of more than $100,000 per year, (d) Contracts containing covenants purporting to limit the freedom of Howell or any of its subsidiaries to compete in any line of business in any geographic area or to hire any individual or group of individuals, (e) Contracts that, after the Effective Time, would have the effect of limiting the freedom of Anadarko or any of its subsidiaries (other than Howell and any of its subsidiaries) to compete in any line of business in any geographic area or to hire any individual or group of individuals, (f) Contracts that contain minimum purchase conditions in excess of $100,000 or requirements or other terms that restrict or limit the purchasing relationships of Howell or any of its affiliates, (g) Contracts relating to any outstanding commitment for any expenditures, including capital expenditures, in excess of $100,000, (h) Contracts relating to the lease (excluding oil, gas and other mineral leases) or sublease of or sale or purchase of real or personal property not cancelable by Howell or any of its subsidiaries (without premium or penalty) within one month involving payments over its term in excess of $100,000, (i) Contracts with any labor organization or union, (j) indentures, mortgages, promissory notes, loan agreements, guarantees of borrowed money in excess of $100,000, letters of credit or other agreements or instruments of Howell or any of its subsidiaries or commitments for the borrowing or the lending of amounts in excess of $100,000 by Howell or any of its subsidiaries or providing for the creation of any charge, security interest, financial encumbrance or lien upon any of the assets of Howell or any of its subsidiaries, (k) Contracts involving annual revenues to the businesses of Howell or any of its subsidiaries in excess of $1,000,000, (l) Contracts providing for "earn-outs", "savings guarantees", "performance guarantees", or other contingent payments by Howell or any of its subsidiaries involving more than $100,000 over the term of the Contract, (m) Contracts with or for the benefit of any of Howell's affiliates or immediate family member thereof (other than Howell's subsidiaries) involving more than an aggregate of $50,000 per year, (n) Contracts outside the ordinary course of business involving payments by Howell or any of its subsidiaries of more than $100,000 per year, (o) Contracts with respect to sales, transportation or processing of oil, gas or other hydrocarbons or products which by their terms may not be terminated without premium or penalty on thirty (30) days prior written notice by Howell or any of its subsidiaries, (p) any hedging agreement, being any commodity, interest rate, currency swap, cap, floor, collar, forward agreement or other exchange or protection agreements or any option with respect to any such transaction, (q) any confidentiality agreements, (r) Contracts that contain an area of mutual interest ("AMI") provision, where such AMI provision is applicable to assets and operations in Wyoming and in the portion of the Elk Basin Field located in Montana, (s) Contracts obligating Howell or any of its subsidiaries, by virtue of any prepayment arrangement, take or pay agreement or similar arrangement to deliver oil, gas, other hydrocarbons, or any other associated substances produced from the properties of Howell or its subsidiaries at some future time without then receiving full payment therefor in all material respects, other than gas imbalances (i) less than $50,000 or (ii) between Howell or any of its subsidiaries and Anadarko or any of its subsidiaries, (t) Contracts providing an entity with a call upon, option to purchase, or similar right to purchase any assets or goods (including any portion of oil, gas, other hydrocarbons or any other minerals) from Howell or its subsidiaries' properties at a price less than the prevailing market price therefor, (u) Contracts, other than to Anadarko, obligating Howell or its subsidiaries to sell, transfer, assign, or otherwise convey any oil and gas leases, overriding royalty interests, royalty interests or other mineral leases or interests covering in excess of 40 gross acres, and (v) Contracts obligating Howell or its subsidiaries to purchase, obtain or otherwise acquire any interests in Properties (as that term is defined in Section 4.14) where consideration to be paid is greater than $100,000. All such Contracts and all other Contracts that are material to the businesses or operations of Howell or any of its subsidiaries are valid and binding obligations of Howell or of its subsidiary, and, to the knowledge of Howell or its subsidiary, the valid and binding obligation of each other party thereto, except such Contracts that, if not so valid and binding, could not, individually or in the aggregate, have a Material Adverse Effect on Howell. None of Howell, any of its subsidiaries, and, to the knowledge of Howell, any other party thereto, is in violation of or in default in respect of, nor has there occurred an event or condition that with the passage of time or giving of notice (or both) could constitute a default under or permit the termination of, any such Contract or of any other Contract that is material to the business or operations of Howell or any of its subsidiaries, except such violations or defaults under or terminations which, individually or in the aggregate, could not have a Material Adverse Effect on Howell.

     4.17. Labor Matters. Neither Howell nor any of its subsidiaries have any collective bargaining agreements or employment (except as set forth in Section 4.15(o) to the Howell Disclosure Schedule) or consulting agreements with any persons employed by Howell or any of its subsidiaries or any persons otherwise performing services primarily for Howell or any of its subsidiaries. There is no labor strike, dispute or stoppage pending, or, to the knowledge of Howell or any of its subsidiaries, threatened, against Howell or any of its subsidiaries, and neither Howell nor any of its subsidiaries has experienced any labor strike, dispute or stoppage or other material labor difficulty involving its employees since January 1, 1998. To the knowledge of Howell, since January 1, 1998, no campaign or other attempt for recognition has been made by any labor organization or employees with respect to employees of Howell or any of its subsidiaries.

     4.18. Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the balance sheet of Howell as of December 31, 2001 included in the Howell SEC Documents, or (b) as incurred after the date thereof in the ordinary course of business consistent with prior practice and not prohibited by this Agreement, neither Howell nor its subsidiaries have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, have or could reasonably be expected to have a Material Adverse Effect on Howell.

     4.19.  Operation of Howell's Business; Relationships.

     (a) Except as set forth in Section 4.19(a) to the Howell Disclosure Schedule, since December 31, 2001 through the date of this Agreement, neither Howell nor any of its subsidiaries has engaged in any transaction that, if done after execution of this Agreement, would violate Section 5.3(c) (other than clauses (xiii), (xiv) and (xvii) of Section 5.3(c)).

     (b) Except as set forth in Section 4.19(b) to the Howell Disclosure Schedule, since December 31, 2001, no material customer of Howell or any of its subsidiaries has indicated that it will stop or materially decrease purchasing products from Howell or its subsidiary, or is otherwise involved in, or is threatening, a material dispute with Howell or its subsidiaries. Section 4.19(b) to the Howell Disclosure Schedule describes each termination or nonrenewal (excluding any expiration in the ordinary course of business) that has occurred during the 2001 calendar year with respect to any Contract with any customer involving payments in excess of $250,000 per year. Section 4.19(b) to the Howell Disclosure Schedule also describes each termination or nonrenewal (excluding any expiration in the ordinary course of business) that has occurred between January 1, 2002 and the date of this Agreement with respect to any Contract with any customer involving payments reasonably expected to be in excess of $250,000 for the 2002 calendar year or with any customer that made payments in excess of $250,000 during any of the three calendar years ending December 31, 2001.

     4.20. Permits; Compliance. Except as to environmental matters (as to which representations and warranties have been made in Section 4.21), Howell and its subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders required by Applicable Laws to own, lease and operate its properties and to carry on its businesses as they are now being conducted (collectively, the "Howell Permits"), and there is no Action pending, or, to the knowledge of Howell, threatened, regarding any of the Howell Permits. Howell is in material compliance with the Howell Permits.

     4.21. Environmental Matters. Except as disclosed in Section 4.21 to the Howell Disclosure Schedule, (a) the properties, operations and activities of Howell and its subsidiaries are in compliance in all material respects with all applicable Environmental Law (as defined below) and all past noncompliance of Howell or any of its subsidiaries with any Environmental Law or Environmental Permits (as defined below) has been resolved without any pending or, to the knowledge of Howell, future material cost or liability to Howell or any of its subsidiaries; (b) Howell and its subsidiaries and the properties and operations of Howell and its subsidiaries are not subject to any material existing, pending, or, to the knowledge of Howell, threatened, Action by or before any Governmental Authority under any Environmental Law; (c) there has been no Release (as defined below) of any chemicals, contaminants, or industrial, toxic, hazardous or radioactive substances, wastes or other pollutants (including petroleum or petroleum distillates, asbestos or asbestos-containing material) regulated by Environmental Law (collectively, "Hazardous Materials") by Howell or its subsidiaries in connection with their current or former properties or operations for which Howell or any of its subsidiaries could reasonably be expected to incur material liability under Environmental Law; and (d) there has been no material exposure of any person to Hazardous Materials in connection with the current or former properties, operations and activities of Howell and its subsidiaries other than those the consequences of which would not be material to Howell or any of its subsidiaries. "Release" means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, disposal, discharge, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata). "Environmental Law" means all Applicable Laws (excluding policies) governing pollution or protection of the environment or human health or the environment and safety. "Environmental Permit" means any permit, approval, grant, consent, exemption, certificate, order, easement, variance, franchise, license or other authorization required under or issued pursuant to any applicable Environmental Laws.

     4.22. Accounts Receivable. All accounts and notes receivable of Howell and any of its subsidiaries represent valid obligations arising from sales actually made or services actually performed and have arisen in the ordinary course of business, and the accounts receivable reserve reflected in the balance sheet of Howell as of December 31, 2001 included in the Howell SEC Documents is as of such date adequate and established in accordance with GAAP consistently applied. Since December 31, 2001, to the knowledge of Howell there has been no event or occurrence that, when considered individually or together with all such other events or occurrences, would cause such accounts receivable reserve to be inadequate, and that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Howell.

     4.23. Insurance. Except as set forth in Section 4.23 to the Howell Disclosure Schedule, each of Howell and its subsidiaries is, and has been continuously since January 1, 1998, insured with financially responsible insurers or under other financially responsible arrangements in such amounts and against such risks and losses as are customary for companies engaged in a similar business and acting in accordance with good business practice. Howell's and its subsidiaries' insurance policies are in all material respects in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a default thereunder; all premiums thereunder to date have been paid in full. Set forth in Section 4.23 to the Howell Disclosure Schedule is the amount of the annual premium currently paid by Howell and its subsidiaries for its directors' and officers' liability insurance.

     4.24. Opinion of Financial Advisor. The Board of Directors of Howell has received the written opinion of BMO Nesbitt Burns, Howell's financial advisor, to the effect that, as of the date of this Agreement, the consideration to be received by Howell Stockholders pursuant to the Merger is fair to Howell Stockholders from a financial point of view, Howell has provided a copy of such opinion to Anadarko, and such opinion has not been withdrawn or revoked or otherwise modified. Howell has received the consent of BMO Nesbitt Burns to include such written opinion in the Proxy Statement.

     4.25. Board Recommendation; Required Vote. The Board of Directors of Howell, at a meeting duly called and held, has, by unanimous vote of those directors present (who constituted 100% of the directors then in office), (a) approved this Agreement, and deem this Agreement, the Merger and the transactions contemplated by this Agreement advisable, fair to and in the best interests of Howell Stockholders; (b) approved this Agreement and the transactions contemplated by this Agreement, including the Merger, in all respects, and such approval constitutes approval of this Agreement, the Merger and the Support Agreements for purposes of Section 203 of the DGCL; and (c) resolved to recommend that the holders of Howell Common Stock approve and adopt this Agreement, including the Merger (the "Howell Board Recommendation"). The affirmative vote of holders of a majority of the outstanding shares of Howell

Common Stock to adopt this Agreement is the only vote of the holders of any class or series of Howell capital stock necessary to adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger.

     4.26. Section 203 of the DGCL. Prior to the date of this Agreement, the Board of Directors of Howell has taken all action necessary to exempt under or make not subject to (a) the provisions of Section 203 of the DGCL and (b) any other applicable state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares: (i) the execution of this Agreement and the Support/ Voting Agreements, dated as of the date hereof, between Anadarko and certain Howell Stockholders (collectively, the "Support Agreements"), (ii) the Merger, and (iii) the transactions contemplated by this Agreement and the Support Agreements.

                                   ARTICLE V

                            COVENANTS OF THE PARTIES

     The parties to this Agreement agree that:

     5.1.  Mutual Covenants.

     (a) HSR Act Filings; Reasonable Efforts; Notification.

     (i) Each of Anadarko and Howell shall (A) make or cause to be made the filings required of such party to this Agreement or any of its subsidiaries or affiliates under the HSR Act, if applicable, with respect to the transactions contemplated by this Agreement as promptly as practicable and in any event within seven business days after the date of this Agreement, (B) comply at the earliest practicable date with any request under the HSR Act, if applicable, for additional information, documents, or other materials received by such party to this Agreement or any of its subsidiaries from the United States Federal Trade Commission or the United States Department of Justice or any other Governmental Authority in respect of such filings or such transactions, and (C) cooperate with the other parties to this Agreement in connection with any such filing, if applicable (including, with respect to the party to this Agreement making a filing, providing copies of all such documents to the non-filing parties to this Agreement and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any Antitrust Laws (as defined in Section 5.1(a)(ii)) with respect to any such filing or any such transaction. Each party hereto shall use all reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Applicable Laws in connection with the Merger and the other transactions contemplated by this Agreement. Each party hereto shall promptly inform the other parties hereto of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Authority regarding any such filings or any such transaction. No party hereto shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other party hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. The parties hereto will consult and cooperate with one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act, if applicable, or other Antitrust Laws. Anadarko and Howell may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.1 for review by "outside counsel only." Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Anadarko or Howell, as the case may be) or its legal counsel, provided, however, that materials concerning the valuation of Howell may be redacted.

     (ii) Each of Anadarko and Howell shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any Action is instituted (or threatened to be instituted) challenging any of the transactions contemplated by this Agreement as violative of any Antitrust Laws, each of Anadarko and Howell shall cooperate and use commercially reasonable efforts vigorously to contest and resist any such Action, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any other transactions contemplated by this Agreement, including by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action unless, by mutual agreement, Anadarko and Howell decide that litigation is not in their respective best interests. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.1(a) shall limit a party hereto's right to terminate this Agreement pursuant to Section 7.1, so long as such party hereto has, up to then, complied in all material respects with its obligations under this Section 5.1(a).

     (iii) Each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the transactions contemplated by this Agreement, including (A) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings (including other filings with Governmental Authorities, if any), (B) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Merger that are necessary to consummate the Merger and the transactions contemplated by this Agreement or required to prevent a Material Adverse Effect on Howell from occurring prior to or after the Effective Time, (C) the preparation of the Proxy Statement, and (D) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, and, unless prohibited by Applicable Laws, the providing of all such information concerning such party, its subsidiaries, its affiliates and its subsidiaries' officers, directors, employees and partners as may be reasonably requested in connection with any of the matters set forth in this subclause (iii).

     (iv) Notwithstanding anything to the contrary in this Agreement, (A) neither Anadarko nor any of its subsidiaries shall be required to hold separate (including by trust or otherwise) or to divest any of their respective businesses or assets (including, following the Effective Time, any of the businesses or assets of the Surviving Corporation and its subsidiaries), or to take or agree to take any action or agree to any limitation with respect to the ownership or holding of any of their respective businesses or assets (including, following the Effective Time, any of the businesses or assets of the Surviving Corporation and its subsidiaries), (B) prior to the Effective Time, neither Howell nor any of its subsidiaries shall be required to hold separate (including by trust or otherwise) or to divest any of their respective businesses or assets, or to take or agree to take any other action or agree to any limitation with respect to the ownership or holding of any of their respective businesses or assets, (C) neither any party hereto nor their respective subsidiaries shall be required to take any action that would, or could reasonably be expected to, substantially impair the benefits expected, as of the date of this Agreement, to be realized by Anadarko from consummation of the Merger, and (D) no party to this Agreement shall be required to waive any of the conditions to the Merger set forth in Article VI as they apply to such party to this Agreement.

     (b) Public Announcements. Unless otherwise required by Applicable Laws or requirements of the NYSE (and, in that event, only if time does not permit), at all times prior to the earlier of the Effective Time or termination of this Agreement pursuant to Section 7.1, Howell and Anadarko shall consult with each other before issuing any press release with respect to the Merger and the transactions contemplated by this Agreement, and shall use all reasonable efforts not to issue any such press release prior to such consultation.

     (c) Obligations of Anadarko and Howell. Whenever this Agreement requires any of Anadarko's subsidiaries (including Subcorp) to take any action, such requirement shall be deemed to include an undertaking on the part of Anadarko to cause such subsidiary to take such action. Whenever this Agreement requires any of Howell's subsidiaries to take any action, such requirement shall be deemed to include an undertaking on the part of Howell to cause such subsidiary to take such action and, after the Effective Time, on the part of the Anadarko and the Surviving Corporation to cause such subsidiary to take such action.

     (d) Conveyance Taxes. Howell and Anadarko shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

     5.2.  Covenants of Anadarko.

     (a) Information for the Preparation of the Proxy Statement. Anadarko shall promptly furnish Howell with all information concerning it as may be required for inclusion in the Proxy Statement. Anadarko shall cooperate with Howell in the preparation of the Proxy Statement. If, at any time prior to the Effective Time, Anadarko shall obtain knowledge of any information pertaining to Anadarko contained in or omitted from the Proxy Statement that would require an amendment or supplement to the Proxy Statement, Anadarko will so advise Howell in writing. Anadarko shall promptly furnish to Howell all information concerning it as may be required for supplementing the Proxy Statement. Anadarko shall use all reasonable efforts to assist Howell in clearing the Proxy Statement with the Staff of the Commission.

     (b) Indemnification; Directors' and Officers' Insurance.

     (i) From and after the Effective Time, Anadarko shall cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of Howell (each an "Indemnified Party" and, collectively, the "Indemnified Parties") in respect of acts or omissions occurring prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time and including actions and omissions in respect of this Agreement, the Merger and the other transactions contemplated by this Agreement) (the "Indemnified Liabilities")) to the extent provided under the Howell Certificate or the Howell By-laws. Each Indemnified Party shall be entitled to the advancement of expenses to the extent provided under the Howell Certificate or the Howell By-laws in connection with any such action; provided, however, that any person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification;

     (ii) Anadarko shall cause the Surviving Corporation to honor in accordance with their respective terms the indemnification agreements set forth in Section 5.2(b) to the Howell Disclosure Schedule, complete and correct copies of which have been provided to Anadarko prior to the execution of this Agreement; and

     (iii) Anadarko shall use reasonable efforts to cause the Surviving Corporation or Anadarko to obtain and maintain in effect, for a period of six years after the Effective Time, from Howell's current insurers or others, policies of directors' and officers' liability insurance at no cost to the beneficiaries thereof with respect to acts or omissions occurring prior to the Effective Time and shall use reasonable efforts to obtain substantially the same coverage and substantially similar terms and conditions as existing policies; provided, however, that neither the Surviving Corporation nor Anadarko shall be required to pay an aggregate premium for such insurance coverage in respect of any policy year which is in excess of 150% of the amount paid in respect of the policy year ending August 10, 2003 for such insurance coverage set forth in
Section 4.23 to the Howell Disclosure Schedule, but, in such case, shall purchase the best available coverage which it determines is reasonably available for such amount.

     (c) Employee Benefit Matters.

     (i) For purposes hereof, "Affected Employees" shall mean those individuals who are employees of Howell and its subsidiaries (including those employees who are on vacation, leave of absence, disability or maternity leave) as of the Effective Time.

     (ii) Anadarko shall, and shall cause the Surviving Corporation to, give the Affected Employees credit, for purposes of eligibility to participate and vesting, but not for accrual of benefits, under any employee welfare benefit plans (other than for purposes of retiree welfare benefit plans), including, without limitation, such plans as defined in Section 3(1) of ERISA, maintained by Anadarko, the Surviving Corporation and their respective subsidiaries for the Affected Employees' service with Howell and its subsidiaries to the same extent recognized by Howell and its subsidiaries immediately prior to the Effective Time in any Plans in which such Affected Employees participate immediately prior to the Effective Time.

     (iii) Anadarko shall cause the Surviving Corporation to waive or continue to waive any preexisting-condition exclusions to coverage, any evidence-of-insurability requirements, and any waiting-period requirements, with respect to participation and coverage requirements applicable to the Affected Employees under any employee welfare benefit plans in which such employees may be eligible to participate after the Effective Time to the extent waived under substantially similar Plans immediately prior to the Effective Time; provided that, with respect to participation in any employee welfare benefit plan of Anadarko after the Effective Time, the Affected Employee must enroll within thirty-one days of first eligibility.

     (iv) Anadarko shall, and shall cause the Surviving Corporation to, give the Affected Employees credit for purposes of eligibility and vesting, but not for accrual of benefits, under any employee pension benefit plans, as defined in
Section 3(2) of ERISA, maintained by Anadarko and its subsidiaries.

     (v) Anadarko currently intends to cause the Surviving Corporation to provide benefits to each employee of Howell and its subsidiaries who continues employment with the Surviving Corporation and its subsidiaries after the Effective Time that are no less favorable in the aggregate to such employees than the benefits provided to similarly situated employees of Anadarko and its subsidiaries. Nothing herein shall be construed as (i) guaranteeing any Affected Employee the right to continued employment following the Effective Time or (ii) limiting Anadarko's right to amend, modify or terminate any Plan, in which Affected Employees are eligible to participate following the Effective Time (except as provided in clause (vi) below).

     (vi) Anadarko hereby agrees to honor, as of the Effective Time, the provisions of Howell's: Severance Program for Executives; Retention and Severance Program for Employees Not Based in Houston, Texas; Retention and Severance Program for Employees Based in Houston, Texas; Retention and Severance Program for Key Employees -- Field; and Retention and Severance Program for Key Employees -- Non-Field, as each is attached to Sections 5.2(c)(vi)(1), 5.2(c)(vi)(2), 5.2(c)(vi)(3), 5.2(c)(vi)(4) and 5.2(c)(vi)(5), respectively, to the Howell Disclosure Schedule.

     (vii) Immediately prior to the Effective Time, Howell shall amend as of the Effective Time its 401(k) Plan and Trust to provide that, notwithstanding any vesting schedule therein, all contributions made to such plan, whether made by Howell or by the participants, and all earnings thereon shall be fully vested (non-forfeitable) to the participants and shall no longer be subject to the vesting schedule contained therein.

     5.3.  Covenants of Howell.

     (a) Howell Stockholders Meeting. Howell shall take all action in accordance with the United States federal securities laws, the DGCL, the Howell Certificate and the Howell By-laws necessary to duly call, give notice of, convene and hold a special meeting of the holders of Howell Common Stock (the "Howell Stockholders Meeting") to be held on the earliest practicable date determined in consultation with Anadarko to consider and vote upon approval of the Merger, this Agreement and the transactions contemplated by this Agreement. Howell shall take all lawful actions to solicit the approval of the Merger, this Agreement and the transactions contemplated by this Agreement, by the holders of Howell Common Stock, and the Board of Directors of Howell shall recommend approval of the Merger, this Agreement and the transactions contemplated by this Agreement by the holders of Howell Common Stock. Howell shall, through the Board of Directors of Howell, recommend to the holders of Howell Common Stock, approval and adoption of this Agreement, and approval of the Merger and the transactions contemplated by this Agreement, and, except as expressly permitted by this Agreement, shall not withdraw, amend or modify in a manner adverse to Anadarko the Howell Board Recommendation. Howell shall ensure that the Howell Stockholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Howell

Stockholders Meeting are solicited, in compliance with all Applicable Laws. Without limiting the generality of the foregoing, (i) Howell agrees that its obligation to duly call, give notice of, convene and hold the Howell Stockholders Meeting, as required by this Section 5.3, shall not be affected by the withdrawal, amendment or modification of the Howell Board Recommendation, and (ii) Howell agrees that its obligations pursuant to this Section 5.3 shall not be affected by the commencement, public proposal, public disclosure or communication to Howell of any Superior Proposal (as defined in Section 5.3(d)).

     (b) Preparation of the Proxy Statement. Howell shall, as soon as reasonably practicable, prepare the proxy statement to be filed with the Commission in connection with the Howell Stockholders Meeting (the "Proxy Statement") and shall file the preliminary Proxy Statement with the Commission as promptly as practical, but in no event later than 15 days after the date of this Agreement. Howell shall cooperate with Anadarko in the preparation and filing of the Proxy Statement with the Commission. Howell shall use its best efforts to get clearance for the Proxy Statement by the Commission as soon as is practicable. Consistent with the timing for the Howell Stockholders Meeting, as determined in consultation with Anadarko, Howell shall use its best efforts to mail at the earliest practicable date to the holders of Howell Common Stock the Proxy Statement, which Proxy Statement shall include all information required under Applicable Laws to be furnished to the holders of Howell Common Stock in connection with the Merger and the transactions contemplated by this Agreement, and shall include the Howell Board Recommendation to the extent not previously withdrawn in compliance with Section 5.3(d) and the full text of the written opinion of BMO Nesbitt Burns described in Section 4.24. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the Commission with respect thereto, Howell (i) shall provide Anadarko reasonable opportunity to review and comment on such document or response and (ii) shall accept all reasonable comments proposed by Anadarko.

     (c) Conduct of Howell's Operations. During the term of this Agreement, Howell shall conduct its operations in the ordinary course, except as expressly contemplated by this Agreement, and shall use all reasonable efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, joint venture partners, licensees and other third parties, and to maintain all of its operating assets in their current condition, normal wear and tear excepted under the circumstances of their use to the end that their goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the term of this Agreement, Howell shall not, except as otherwise expressly contemplated by this Agreement or as set forth in Section 5.3(c) to the Howell Disclosure Schedule, without the prior written consent of
Anadarko:

          (i) do or effect any of the following actions with respect to its securities or the securities of its subsidiaries: (A) adjust, split, combine or reclassify Howell capital stock or that of its subsidiaries, (B) make, declare or pay any dividend or distribution on, or, directly or indirectly, redeem, purchase or otherwise acquire, any shares of Howell capital stock or that of its subsidiaries or any securities or obligations convertible into or exchangeable for any shares of Howell capital stock or that of its subsidiaries, except for the regular quarterly common stock dividend of $0.04 per share in cash on the outstanding shares of Howell Common Stock or the regular quarterly dividend of $0.875 per share in cash on the outstanding shares of Howell Convertible Preferred Stock in accordance with the customary record and payment dates specified in the Howell Certificate of Designations, provided that the regular quarterly dividend of $0.875 per share in cash on the outstanding shares of Howell Convertible Preferred Stock which would be paid on December 31, 2002 shall not be declared prior to December 1, 2002, shall not have a record date prior to December 11, 2002 and shall not be paid if the Merger is consummated on or prior to December 10, 2002, and utilized by Howell in the ordinary course of business consistent with past practice, (C) grant any person any right or option to acquire any shares of Howell capital stock or that of its subsidiaries, (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of Howell capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of Howell capital stock or such securities (except pursuant to the exercise in accordance with their terms of Howell Options that are outstanding as of the date of this Agreement or upon conversion of the Howell Convertible Preferred Stock) or the capital stock or such securities or obligations of its subsidiaries, or (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of Howell capital stock or that of its subsidiaries;

          (ii) directly or indirectly, sell, transfer, lease, pledge, mortgage, encumber, farmout or otherwise dispose of any of Howell's property or assets other than dispositions of oil and gas production in the ordinary course of business, consistent with past practice, under contracts of sale which may be terminated by Howell or its subsidiaries without penalty or premium upon 60 days prior written notice;

          (iii) make or propose any changes in, or amendments to, the Howell Certificate or the Howell By-laws;

          (iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure of Howell or any of its subsidiaries;

          (v) acquire a material amount of assets or capital stock of any other person;

          (vi) incur, create, assume or otherwise become liable for any indebtedness for borrowed money (other than draws under Howell's existing credit facilities in the ordinary course of business consistent with past practice) or issue or sell any debt securities or options, warrants or calls or other rights to acquire any debt securities of Howell or any of its subsidiaries, or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity or enter into any "keep well" or other agreement to maintain any financial condition of any other individual, corporation or other entity or enter into any arrangement having the economic effect of any of the foregoing, or make any loans, advances or capital contributions to, or investments in, any person or entity except for any wholly owned subsidiary of Howell;

          (vii) create any subsidiaries;

          (viii) enter into, amend or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any current or former officer, director, consultant or employee, other than increases in cash compensation in the ordinary course of business consistent with past practice with respect to non-officer employees; or otherwise increase the compensation or benefits provided to, or pay any amounts not otherwise due to, any current or former officer, director, consultant or employee, except as may be required by Applicable Laws; or grant, reprice, or accelerate the exercise or payment of any Howell Options or other equity-based awards or accelerate eligibility for benefits or the vesting or payment of any compensation or benefit under any Plan or compensation agreement or arrangement (notwithstanding the foregoing or any provision of the Annual Bonus Award Program to the contrary, (A) in no event shall the aggregate bonuses payable to all employees under the Annual Bonus Award Program with respect to the fiscal year 2002 exceed $2,800,000, and (B) such bonuses shall be payable in calendar year 2002, it being agreed that Howell shall take all such actions which are necessary or appropriate to effectuate the obligations set forth in subclauses (A) and (B));

          (ix) enter into, adopt or amend any Plan, except as shall be required by Applicable Laws; take any action to fund, or in any other way secure the payment of compensation or benefits under any Plan or compensation agreement or arrangement; or change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan or change the timing or manner in which contributions to any pension plan are made or the basis on which such contributions are determined;

          (x) take any action that could give rise to severance benefits payable to any officer, director, or employee of Howell as a result of consummation of any of the transactions contemplated by this Agreement;

          (xi) change any method or principle of Tax or financial accounting in a manner that is inconsistent with past practice, except to the extent required by GAAP as advised by Howell's regular independent accountants following delivery of prior written notice to Anadarko;

          (xii) make any material changes or modifications to any method of doing business;

          (xiii) settle any Actions, whether now pending or hereafter made or brought involving, individually or in the aggregate, an amount in excess of $100,000;

          (xiv) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any Contract set forth in
     Section 4.16 to the Howell Disclosure Schedule, any other material Contract to which Howell or any of its subsidiaries is a party or any confidentiality, standstill or similar agreement to which Howell or any of its subsidiaries is a party;

          (xv) enter into, fail to enforce or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreements or arrangements (other than as permitted by Section 5.3(d));

          (xvi) write up, write down or write off the book value of any assets, individually or in the aggregate, in excess of $250,000, except for depreciation and amortization in accordance with GAAP consistently applied following delivery of prior written notice to Anadarko;

          (xvii) incur or commit to any capital expenditures in excess of $100,000 individually or $1,000,000 in the aggregate;

          (xviii) make any payments in respect of policies of directors' and officers' liability insurance (premiums or otherwise), other than premiums paid in respect of its current policies in the ordinary course of business consistent with past practice;

          (xix) take any action to exempt or make not subject to or to otherwise waive or cause to be inapplicable (A) the provisions of Section 203 of the DGCL, or (B) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any individual or entity (other than Anadarko or its subsidiaries), or any action taken thereby, which individual, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

          (xx) take any action that could reasonably be expected to result in any representation or warranty of Howell set forth in Article IV becoming not true or not accurate in any respect or in any condition to the Merger set forth in Article VI not being satisfied;

          (xxi) enter into or carry out any other transaction other than in the ordinary and usual course of business;

          (xxii) make, revoke or amend any Tax election, settle or compromise any claim or assessment with respect to Taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of any Taxes or amend any material Tax Returns;

          (xxiii) enter into any agreement which contains an area of mutual interest provision covering in excess of 320 acres;

          (xxiv) enter into any agreement which contains a non-compete provision;

          (xxv) permit or cause any of its subsidiaries to do any of the foregoing or agree or commit to do any of the foregoing; or

          (xxvi) agree in writing or otherwise to take any of the foregoing actions.

     (d) No Solicitation. Howell agrees that, during the term of this Agreement, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose nonpublic information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving Howell, or acquisition of any capital stock (other than upon exercise of Howell Options that are outstanding as of the date of this Agreement or conversion of the Howell Convertible Preferred Stock) or a material amount of the assets of

Howell and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or any acquisition by Howell of any material assets or capital stock of any other person, or any combination of the foregoing (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than Anadarko, Subcorp or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that, at any time prior to the approval of the Merger by the holders of Howell Common Stock, Howell may furnish information to, and negotiate or otherwise engage in discussions with, any person that delivers a written proposal for a Competing Transaction that was not solicited or encouraged after the date of this Agreement if and so long as the Board of Directors of Howell determines in good faith by a majority vote, after receiving the advice of its outside legal counsel, that failing to take such action would constitute a breach of its fiduciary duties under Applicable Laws and determines that such a proposal is, after consulting with BMO Nesbitt Burns (or any other reputable investment banking firm), more favorable to Howell Stockholders than the transactions contemplated by this Agreement (after taking into consideration any adjustment to the terms and conditions proposed by Anadarko in response to such Competing Transaction) (a "Superior Proposal"); provided, further, that, prior to furnishing any information to such person, Howell shall enter into a confidentiality agreement that is no less restrictive than the confidentiality agreement between Anadarko and Howell, dated May 13, 2002 (the "Confidentiality Agreement"). Howell will immediately cease all existing activities, discussions and negotiations with any persons conducted on or prior to the date of this Agreement with respect to any proposal for a Competing Transaction and request the return or destruction of all confidential information regarding Howell provided to any such persons on or prior to the date of this Agreement pursuant to the terms of any confidentiality agreements or otherwise. In the event that, prior to the approval of the Merger by the holders of Howell Common Stock, the Board of Directors of Howell receives a Superior Proposal that was not solicited or encouraged after the date of this Agreement and the Board of Directors of Howell is advised by outside legal counsel that failure to do so would constitute a breach of the fiduciary duties of the Board of Directors of Howell under Applicable Laws, the Board of Directors of Howell may (subject to this and the following sentences) withdraw, modify or change, in a manner adverse to Anadarko, the Howell Board Recommendation and/or comply with Rule 14e-2 under the Exchange Act with respect to a Competing Transaction, provided that Howell gives Anadarko five business days' prior written notice of its intention to do so (provided that the foregoing shall in no way limit or otherwise affect Anadarko's right to terminate this Agreement pursuant to Section 7.1(d)). Any such withdrawal, modification or change of the Howell Board Recommendation shall not change the approval of the Board of Directors of Howell for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated by this Agreement, including the Merger or the Support Agreements, or change the obligation of Howell to present this Agreement for adoption at the duly called Howell Stockholders Meeting on the earliest practicable date determined in consultation with Howell. From and after the execution of this Agreement, Howell shall as promptly as practicable advise Anadarko in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to a Competing Transaction (including the specific terms thereof and the identity of the other person or persons involved) and promptly furnish to Anadarko a copy of any such written proposal in addition to any information provided to or by any third party relating thereto. In addition, Howell shall as promptly as practicable advise Anadarko, in writing, if the Board of Directors of Howell shall make any determination as to any Competing Transaction as contemplated by the proviso to the first sentence of this Section 5.3(d).

     (e) Howell Convertible Preferred Stock. Howell shall, in accordance with securities laws and the DGCL, provide to the holders of Howell Convertible Preferred Stock the notice required under Section 3(h) of the Howell Certificate of Designations.

     (f) Access. Howell shall permit representatives of Anadarko to have access at all reasonable times to Howell's premises, properties, assets, books, records, Tax Returns, contracts, documents, commitments, directors, officers, employees, attorneys, accountants, auditors, other advisors and other representatives, shall use reasonable efforts to make available to Anadarko Howell's customers, suppliers and co-venturers, and shall make available to Anadarko on a prompt basis all information concerning its business, properties and personnel as Anadarko may reasonably request (including the work papers of Deloitte & Touche LLP if reasonably available). Anadarko will keep the information obtained pursuant to this Section 5.3(f) confidential pursuant to the terms of the Confidentiality Agreement, except as may otherwise be required by Applicable Laws. No investigation conducted pursuant to this Section 5.3(f) shall affect or be deemed to modify any representation or warranty made in this Agreement.

     (g) Advice of Changes; Subsequent Financial Statements. Howell shall (i) confer with Anadarko on a regular and frequent basis to report on operational matters and other matters reasonably requested by Anadarko and (ii) promptly advise Anadarko orally and in writing of any state of facts, change, development, effect, condition, result, consequence, occurrence or circumstance that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Howell or a material adverse effect on the ability of Howell to consummate the transactions contemplated by this Agreement or to cause a condition to the Merger set forth in Article VI not to be satisfied; provided, however, that no such advice shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Howell shall consult with Anadarko prior to making publicly available its financial results after the date of this Agreement and a reasonable time prior to filing any Howell SEC Documents after the date of this Agreement.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     6.1. Conditions to the Obligations of Each Party. The obligations of Howell, Anadarko and Subcorp to consummate the Merger shall be subject to the satisfaction (or, to the extent legally permissible, waiver) of the following conditions:

          (a) This Agreement, the Merger and the transactions contemplated by this Agreement shall have been approved and adopted by the holders of Howell Common Stock.

          (b) Any waiting periods under the HSR Act relating to the Merger and the transactions contemplated by this Agreement, if applicable, shall have expired or been terminated, and any other approvals of any Governmental Authority relating to the Merger and the transactions contemplated by this Agreement shall have been obtained.

          (c) No provision of Applicable Laws and no temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction that has the effect of preventing the consummation of the Merger or the transactions contemplated by this Agreement shall be in effect.

     6.2.  Conditions to the Obligations of Anadarko and Subcorp.

     (a) Each of the representations and warranties of Howell set forth in
Article IV (other than the representations and warranties of Howell set forth in Section 4.4) shall be true and correct in all respects (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty) (i) on the date of this Agreement and (ii) on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), except, in the cases of clauses (i) and (ii), where any such failure of the representations and warranties in the aggregate to be true and correct in all respects could not reasonably be expected to have a Material Adverse Effect on Howell. The representations and warranties of Howell set forth in Section 4.4 shall be true and correct on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date).

     (b) There shall not be pending any Action instituted by any Governmental Authority or other reputable person or entity (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, (ii) seeking to prohibit or limit the ownership or operation by Anadarko, Howell or any of their respective subsidiaries of, or to compel Anadarko, Howell or any of their respective subsidiaries to dispose of or hold separate, any material portion of the businesses or assets of Anadarko, Howell or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of Anadarko to acquire or hold, or exercise full rights of ownership of, any shares of the Surviving Corporation capital stock, including the right to vote the Surviving Corporation capital stock on all matters properly presented to the stockholders of the Surviving Corporation or (iv) seeking to prohibit Anadarko or any of its subsidiaries from effectively controlling in any material respect the businesses or operations of Anadarko or the Surviving Corporation or any of their respective subsidiaries.

     (c) No provision of Applicable Laws and no judgment, injunction, order or decree shall limit the ownership or operation by Anadarko, Howell or any of their respective subsidiaries of any material portion of the businesses or assets of Anadarko or Howell.

     (d) Howell shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it under this Agreement at or prior to the Effective Time.

     (e) Howell shall have furnished Anadarko with a certificate dated the Closing Date signed on its behalf by its Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.2(a) and 6.2(d) have been satisfied.

     (f) Since the date of this Agreement, except to the extent provided by
Section 4.11 to the Howell Disclosure Schedule, there has not been any state of facts, change, development, effect, condition, result, consequence, occurrence or circumstance that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Howell or a material adverse effect on the ability of Howell to consummate the transactions contemplated by this Agreement.

     6.3.  Conditions to the Obligations of Howell.

     (a) Each of the representations and warranties of each of Anadarko and Subcorp set forth in Article III shall be true and correct in all respects (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty) (i) on the date of this Agreement and (ii) on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), except, in the cases of clauses (i) and (ii), where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not prevent Anadarko and Subcorp from consummating the Merger.

     (b) Anadarko shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it under this Agreement at or prior to the Effective Time.

     (c) Anadarko shall have furnished Howell with a certificate dated the Closing Date signed on its behalf by its Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

                                  ARTICLE VII
                           TERMINATION AND AMENDMENT

     7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the holders of Howell Common Stock):

          (a) by mutual written consent of Anadarko and Howell;

          (b) by either Anadarko or Howell if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited, or if there shall be entered any judgment, injunction, order or decree of a court or other competent Governmental Authority enjoining Anadarko or Howell from consummating the Merger and such judgment, injunction, order or decree shall have become final and nonappealable;

          (c) by either Anadarko or Howell if the Merger shall not have been consummated by February 28, 2003, provided that termination pursuant to this Section 7.1(c) shall not be permitted prior to the 60th day following the date the Proxy Statement is cleared by the Commission unless such clearance is not obtained by May 31, 2003; provided further, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party to this Agreement whose failure or whose affiliate's failure to perform any covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

          (d) by Anadarko if the Board of Directors of Howell shall withdraw, modify or change the Howell Board Recommendation in a manner adverse to Anadarko, if the Board of Directors of Howell approves or recommends any Competing Transaction, or if the Board of Directors of Howell shall have refused to affirm the Howell Board Recommendation within five business days of any written request from Anadarko;

          (e) by Anadarko or Howell if, at the Howell Stockholders Meeting (including any adjournment or postponement thereof), the requisite vote of the holders of Howell Common Stock to adopt this Agreement and to approve the Merger and the transactions contemplated by this Agreement shall not have been obtained; or

          (f) by Anadarko or Howell if there shall have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement which would result in the conditions to the Merger set forth in Article VI not being satisfied, and such breach shall not have been cured within 30 days after notice thereof shall have been received by the party to this Agreement claimed to be in breach.

     7.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement, except for the provisions of the second sentence of Section 5.3(f) and the provisions of this Section 7.2 and
Section 8.11, shall become void and have no effect, without any liability on the part of any party to this Agreement or its directors, officers, or stockholders, as the case may be. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of liability for a material breach of any provision of this Agreement and provided, further, however, that, if it shall be judicially determined that termination of this Agreement was caused by an intentional breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party to this Agreement so found to have intentionally breached this Agreement shall indemnify and hold harmless the other parties to this Agreement for their respective out-of-pocket costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related documentation and stockholders' meeting and consents (collectively, "Costs"). If this Agreement is terminated pursuant to Sections 7.1(c) (following the public announcement or disclosure of a Competing Transaction), 7.1(d) or 7.1(e), then Howell will, in the case of a termination by Anadarko, within two business days following any such termination or, in the case of a termination by Howell, concurrently with such termination, pay to Anadarko in cash by wire transfer in immediately available funds to an account designated by Anadarko (a) in reimbursement for Anadarko's Costs an amount in cash equal to the aggregate amount of Anadarko's Costs incurred in connection with pursuing the transactions contemplated by this Agreement, including legal, accounting and investment banking fees, up to but not in excess of an amount equal to $1,000,000 in the aggregate and (b) a termination fee in an amount equal to $9,000,000.

     7.3. Amendment. This Agreement may be amended by the parties to this Agreement, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of this Agreement by the holders of Howell Common Stock, but, after any such approval, no amendment shall be made that by law requires further approval or authorization by Howell Stockholders entitled to vote thereon without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended, except by an instrument in writing signed on behalf of all of the parties to this Agreement.

     7.4. Extension; Waiver. At any time prior to the Effective Time, Anadarko (with respect to Howell) and Howell (with respect to Anadarko and Subcorp) by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party to this Agreement, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party to this Agreement.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     8.1. Survival of Representations and Warranties. The representations and warranties made in this Agreement by the parties to this Agreement shall not survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties to this Agreement, which by its terms contemplates performance after the Effective Time or after the termination of this Agreement.

     8.2. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties to this Agreement at the following addresses (or at such other address for a party to this Agreement as shall be specified by like notice):

     (a) if to Anadarko or Subcorp:

       Anadarko Petroleum Corporation
       1201 Lake Robbins Drive
       The Woodlands, Texas 77380
       Attention: General Counsel
       Telecopy No.: (832) 636-8232

         with a copy to

       Daniel A. Neff, Esq.
       David A. Katz, Esq.
       Wachtell, Lipton, Rosen & Katz
       51 West 52nd Street
       New York, New York 10019
       Telecopy No.: (212) 403-2000

     (b) if to Howell:

        Howell Corporation
        1111 Fannin, Suite 1500
        Houston, Texas 77002
        Attention: General Counsel
        Telecopy No.: (713) 658-4007

        with a copy to

        John R. Brantley, Esq.
        Bracewell & Patterson L.L.P.
        711 Louisiana, Suite 2900
        Houston, Texas 77002
        Telecopy No.: (713) 221-1212

     8.3. Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings, the table of contents and the index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". "Knowledge" means, when used with respect to Howell in this Agreement, the actual knowledge of the persons set forth in
Section 8.3 to the Howell Disclosure Schedule. "Material Adverse Effect" shall mean any state of facts, change, development, effect, condition, result, consequence, occurrence or circumstance that has been or could reasonably be expected to be materially adverse to the business, assets, liabilities, properties, profitability, financial condition or results of operations of Howell and its subsidiaries or Anadarko and its subsidiaries, as applicable, in each case taken as a whole, except such state of facts, change, development, effect, condition, result, consequence, occurrence or circumstance which is attributable to changes in oil and/or gas prices. A "subsidiary" means, when used with respect to any party to this Agreement, any corporation or other organization, incorporated or unincorporated, (a) of which such party to this Agreement or any of its subsidiaries is a general partner (excluding partnerships, the general partnership interests of which held by such party to this Agreement or any of its subsidiaries do not have 50% or more of the voting interests in such partnership) or (b) 50% or more of the securities or other interests of which having by their terms ordinary voting power to elect at least 50% of the board of directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such party to this Agreement or one or more of its subsidiaries (or, if there are no such voting securities or interests, 50% or more of the equity interests of which is, directly or indirectly, owned or controlled by such party to this Agreement or one or more of its subsidiaries).

     8.4. Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties to this Agreement may execute more than one copy of this Agreement, each of which shall constitute an original.

     8.5. Entire Agreement. This Agreement (including the documents and the instruments relating to the Merger referred to in this Agreement), the Support Agreements, the Confidentiality Agreement and the Letter Agreement dated July 9, 2002 constitute the entire agreement among the parties to this Agreement and supersede all prior agreements and understandings, agreements or representations by or among the parties to this Agreement, written and oral, with respect to the subject matter of this Agreement and thereof.

     8.6.  Third-Party Beneficiaries.  Except for the agreement set forth in
Section 5.2(b), nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries.

     8.7. Governing Law. Except to the extent that the laws of the jurisdiction of organization of any party to this Agreement, or any other jurisdiction, are mandatorily applicable to the Merger or to matters arising under or in connection with this Agreement, this Agreement shall be governed by the laws of the State of Delaware without regard to the principles of conflicts of laws thereof. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the State of Delaware.

     8.8.  Consent to Jurisdiction; Venue.

     (a) Each of the parties to this Agreement irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties to this Agreement irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court sitting in the State of Delaware. Each of the parties to this Agreement agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     (b) Each of the parties to this Agreement irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party to this Agreement. Nothing in this Section 8.8 shall affect the right of any party to this Agreement to serve legal process in any other manner permitted by law.

     8.9. Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties to this Agreement acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties to this Agreement is entitled to a decree of specific performance, provided that such party to this Agreement is not in material default under this Agreement.

     8.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties to this Agreement, except that Anadarko may, without Howell's consent, substitute another of its wholly owned subsidiaries for Subcorp under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and assigns.

     8.11. Expenses. Subject to the provisions of Section 7.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement and thereby shall be paid by the party to this Agreement incurring such expenses.

     IN WITNESS WHEREOF, Anadarko, Subcorp and Howell have signed this Agreement as of the date first written above.

                                          ANADARKO PETROLEUM CORPORATION

                                          By:      /s/ JAMES R. LARSON
                                            ------------------------------------
                                            Name: James R. Larson
                                            Title:   Senior Vice President

                                          BELAIR MERGER CORP.

                                          By:      /s/ JAMES R. LARSON
                                            ------------------------------------
                                            Name: James R. Larson
                                            Title:   Vice President

                                          HOWELL CORPORATION

                                          By:     /s/ RICHARD K. HEBERT
                                            ------------------------------------
                                            Name: Richard K. Hebert
                                            Title:   President & Chief Executive
                                                     Officer